                                                                       EXHIBIT 4
--------------------------------------------------------------------------------


                           REVOLVING CREDIT AGREEMENT


                           DATED as of March 31, 1997


                                     among


                               ZALE CORPORATION,


                              ZALE DELAWARE, INC.,

                    the LENDERS listed on Schedule 1 hereto,

                                      and

                       THE FIRST NATIONAL BANK OF BOSTON,
                           as Agent for such Lenders

                                      and

                    BANCBOSTON SECURITIES INC., as Arranger

                               TABLE OF CONTENTS

1.  DEFINITIONS AND RULES OF INTERPRETATION.    . . . . . . . . . . . . . . .  1
       1.1.  Definitions.     . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.2.  Rules of Interpretation.     . . . . . . . . . . . . . . . . .   18
2.  THE REVOLVING CREDIT FACILITY.    . . . . . . . . . . . . . . . . . . .   19
       2.1.  Commitment to Lend.    . . . . . . . . . . . . . . . . . . . .   19
       2.2.  Commitment Fee.    . . . . . . . . . . . . . . . . . . . . . .   20
       2.3.  Reduction of Total Commitment.     . . . . . . . . . . . . . .   20
       2.4.  The Notes.     . . . . . . . . . . . . . . . . . . . . . . . .   20
       2.5.  Interest on Loans.     . . . . . . . . . . . . . . . . . . . .   21
       2.6.  Requests for Loans.    . . . . . . . . . . . . . . . . . . . .   21
       2.7.  Conversion Options.    . . . . . . . . . . . . . . . . . . . .   22
              2.7.1.  Conversion to Different Type of Loan.     . . . . . .   22
              2.7.2.  Continuation of Type of Loan.     . . . . . . . . . .   23
              2.7.3.  Eurodollar Rate Loans.    . . . . . . . . . . . . . .   23
       2.8.  Funds for Loans.     . . . . . . . . . . . . . . . . . . . . .   23
              2.8.1.  Funding Procedures.     . . . . . . . . . . . . . . .   23
              2.8.2.  Advances by Agent.    . . . . . . . . . . . . . . . .   24
       2.9.  Settlements; Failure to Make Funds Available.    . . . . . . .   24
3.  REPAYMENT OF THE LOANS.   . . . . . . . . . . . . . . . . . . . . . . .   26
       3.1.  Maturity.    . . . . . . . . . . . . . . . . . . . . . . . . .   26
       3.2.  Mandatory Repayments of Loans.     . . . . . . . . . . . . . .   26
       3.3.  Optional Repayments of Loans.    . . . . . . . . . . . . . . .   26
4.  LETTERS OF CREDIT.    . . . . . . . . . . . . . . . . . . . . . . . . .   27
       4.1.  Letter of Credit Commitments.  . . . . . . . . . . . . . . . .   27
              4.1.1.  Commitment to Issue Letters of Credit.    . . . . . .   27
              4.1.2.  Letter of Credit Applications.    . . . . . . . . . .   28
              4.1.3.  Terms of Letters of Credit.     . . . . . . . . . . .   28
              4.1.4.  Reimbursement Obligations of Lenders.     . . . . . .   28
              4.1.5.  Participations of Lenders.    . . . . . . . . . . . .   28
       4.2.  Reimbursement Obligation of the Borrowers.     . . . . . . . .   28
       4.3.  Letter of Credit Payments.     . . . . . . . . . . . . . . . .   29
       4.4.  Obligations Absolute.    . . . . . . . . . . . . . . . . . . .   30
       4.5.  Reliance by Issuer.    . . . . . . . . . . . . . . . . . . . .   31
       4.6.  Letter of Credit Fees.     . . . . . . . . . . . . . . . . . .   31
       4.7.  Cash Collateral for Letters of Credit.     . . . . . . . . . .   31
5.  CERTAIN GENERAL PROVISIONS.   . . . . . . . . . . . . . . . . . . . . .   32
       5.1.  Fee Letter.    . . . . . . . . . . . . . . . . . . . . . . . .   32
       5.2.  Agent's Fee.     . . . . . . . . . . . . . . . . . . . . . . .   32
       5.3.  Funds for Payments.    . . . . . . . . . . . . . . . . . . . .   32
              5.3.1.  Payments to Agent.    . . . . . . . . . . . . . . . .   32

              5.3.2.  No Offset, etc.     . . . . . . . . . . . . . . . . .   32
              5.3.3.  Foreign Lenders.    . . . . . . . . . . . . . . . . .   34
              5.3.4.  Applicable Lending Office.    . . . . . . . . . . . .   35
       5.4.  Computations.    . . . . . . . . . . . . . . . . . . . . . . .   35
       5.5.  Inability to Determine Eurodollar Rate.    . . . . . . . . . .   35
       5.6.  Illegality.    . . . . . . . . . . . . . . . . . . . . . . . .   36
       5.7.  Additional Costs, etc.     . . . . . . . . . . . . . . . . . .   36
       5.8.  Capital Adequacy.    . . . . . . . . . . . . . . . . . . . . .   38
       5.9.  Certificate.     . . . . . . . . . . . . . . . . . . . . . . .   39
       5.10.  Assignment of Commitments Under Certain Circumstances.    . .   39
       5.11.  Indemnity.    . . . . . . . . . . . . . . . . . . . . . . . .   39
       5.12.  Interest After Default.     . . . . . . . . . . . . . . . . .   39
       5.13.  Interest Limitation.    . . . . . . . . . . . . . . . . . . .   40
       5.14.  Performance Adjustments.    . . . . . . . . . . . . . . . . .   40
       5.15.  Concerning Joint and Several Liability of the Borrowers.    .   42
6.  REPRESENTATIONS AND WARRANTIES.   . . . . . . . . . . . . . . . . . . .   45
       6.1.  Corporate Authority.     . . . . . . . . . . . . . . . . . . .   45
              6.1.1.  Incorporation; Good Standing.     . . . . . . . . . .   45
              6.1.2.  Authorization.    . . . . . . . . . . . . . . . . . .   46
              6.1.3.  Enforceability.     . . . . . . . . . . . . . . . . .   46
       6.2.  Governmental Approvals.    . . . . . . . . . . . . . . . . . .   46
       6.3.  Title to Properties; Leases.     . . . . . . . . . . . . . . .   46
       6.4.  Financial Statements and Projections.    . . . . . . . . . . .   47
              6.4.1.  Financial Statements.     . . . . . . . . . . . . . .   47
              6.4.2.  Projections.    . . . . . . . . . . . . . . . . . . .   47
       6.5.  No Material Changes, etc.    . . . . . . . . . . . . . . . . .   47
       6.6.  Franchises, Patents, Copyrights, etc.    . . . . . . . . . . .   48
       6.7.  Litigation.    . . . . . . . . . . . . . . . . . . . . . . . .   48
       6.8.  No Materially Adverse Contracts, etc.    . . . . . . . . . . .   48
       6.9.  Compliance with Other Instruments, Laws, etc.    . . . . . . .   48
       6.10.  Tax Status.     . . . . . . . . . . . . . . . . . . . . . . .   49
       6.11.  No Event of Default.    . . . . . . . . . . . . . . . . . . .   49
       6.12.  Holding Company and Investment Company Acts.    . . . . . . .   49
       6.13.  Absence of Liens.     . . . . . . . . . . . . . . . . . . . .   49
       6.14.  Certain Transactions.     . . . . . . . . . . . . . . . . . .   49
       6.15.  Employee Benefit Plans.     . . . . . . . . . . . . . . . . .   50
              6.15.1.  In General.    . . . . . . . . . . . . . . . . . . .   50
              6.15.2.  Terminability of Welfare Plans.    . . . . . . . . .   50
              6.15.3.  Guaranteed Pension Plans.    . . . . . . . . . . . .   50
              6.15.4.  Multiemployer Plans.     . . . . . . . . . . . . . .   51
       6.16.  Regulations U and X.    . . . . . . . . . . . . . . . . . . .   51
       6.17.  Environmental Compliance.     . . . . . . . . . . . . . . . .   51
       6.18.  Subsidiaries, etc.    . . . . . . . . . . . . . . . . . . . .   54
       6.19.  Zale Puerto Rico and Dobbins.     . . . . . . . . . . . . . .   54

7.  AFFIRMATIVE COVENANTS OF THE BORROWERS.   . . . . . . . . . . . . . . .   54
       7.1.  Punctual Payment.    . . . . . . . . . . . . . . . . . . . . .   54
       7.2.  Maintenance of Office.     . . . . . . . . . . . . . . . . . .   54
       7.3.  Records and Accounts.    . . . . . . . . . . . . . . . . . . .   54
       7.4.  Financial Statements, Certificates and Information.    . . . .   55
       7.5.  Notices.     . . . . . . . . . . . . . . . . . . . . . . . . .   57
              7.5.1.  Defaults.     . . . . . . . . . . . . . . . . . . . .   57
              7.5.2.  Environmental Events.     . . . . . . . . . . . . . .   57
              7.5.3.  Notice of Litigation and Judgments.     . . . . . . .   57
       7.6.  Corporate Existence; Maintenance of Properties.    . . . . . .   58
       7.7.  Insurance.     . . . . . . . . . . . . . . . . . . . . . . . .   58
       7.8.  Taxes.     . . . . . . . . . . . . . . . . . . . . . . . . . .   58
       7.9.  Inspection of Properties and Books, etc.     . . . . . . . . .   59
              7.9.1.  General.    . . . . . . . . . . . . . . . . . . . . .   59
              7.9.2.  Communications with Accountants.    . . . . . . . . .   59
       7.10.  Compliance with Laws, Contracts, Licenses, and Permits.     .   59
       7.11.  Employee Benefit Plans.     . . . . . . . . . . . . . . . . .   60
       7.12.  Use of Proceeds.    . . . . . . . . . . . . . . . . . . . . .   60
       7.13.  Further Assurances.     . . . . . . . . . . . . . . . . . . .   60
       7.14.  Receivables Facility.     . . . . . . . . . . . . . . . . . .   60
8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.    . . . . . . . . . . . .   60
       8.1.  Restrictions on Indebtedness.    . . . . . . . . . . . . . . .   61
       8.2.  Restrictions on Liens.     . . . . . . . . . . . . . . . . . .   63
       8.3.  Restrictions on Investments.     . . . . . . . . . . . . . . .   66
       8.4.  Distributions.     . . . . . . . . . . . . . . . . . . . . . .   68
       8.5.  Merger, Consolidation and Disposition of Assets.     . . . . .   69
              8.5.1.  Mergers and Acquisitions.     . . . . . . . . . . . .   69
              8.5.2.  Disposition of Assets.    . . . . . . . . . . . . . .   70
       8.6.  Sale and Leaseback.    . . . . . . . . . . . . . . . . . . . .   71
       8.7.  Compliance with Environmental Laws.    . . . . . . . . . . . .   71
       8.8.  Employee Benefit Plans.    . . . . . . . . . . . . . . . . . .   72
       8.9.  Transactions with Affiliates.    . . . . . . . . . . . . . . .   72
       8.10.  Receivables Facility Documents.     . . . . . . . . . . . . .   73
       8.11.  Zale Puerto Rico.     . . . . . . . . . . . . . . . . . . . .   73
       8.12.  Negative Pledges.     . . . . . . . . . . . . . . . . . . . .   74
9.  FINANCIAL COVENANTS OF THE BORROWERS.   . . . . . . . . . . . . . . . .   74
       9.1.  Consolidated Funded Debt to Consolidated Adjusted EBITDA.    .   74
       9.2.  Debt Service.    . . . . . . . . . . . . . . . . . . . . . . .   75
       9.3.  Consolidated Tangible Net Worth.     . . . . . . . . . . . . .   75
       9.4.  Consolidated Capital Expenditures.     . . . . . . . . . . . .   75
       9.5.  Total Liabilities to Tangible Net Worth Ratio.     . . . . . .   76
       9.6.  Receivables Advance Rate under Receivables Purchase Agreement.   76


10.  CLOSING CONDITIONS.    . . . . . . . . . . . . . . . . . . . . . . . .   76
       10.1.  Loan Documents.     . . . . . . . . . . . . . . . . . . . . .   76
       10.2.  Certified Copies of Charter Documents and Other Documents.      76
       10.3.  Corporate Action.     . . . . . . . . . . . . . . . . . . . .   76
       10.4.  Incumbency Certificate.     . . . . . . . . . . . . . . . . .   76
       10.5.  Certificates of Insurance.    . . . . . . . . . . . . . . . .   77
       10.6.  Settlement Statement.     . . . . . . . . . . . . . . . . . .   77
       10.7.  Opinion of Counsel.     . . . . . . . . . . . . . . . . . . .   77
       10.8.  Payment of Fees.    . . . . . . . . . . . . . . . . . . . . .   77
       10.9.  Financial Statements, Etc.    . . . . . . . . . . . . . . . .   77
       10.10.  Receivables Facility Documents.    . . . . . . . . . . . . .   77
       10.11.  Materially Adverse Changes.    . . . . . . . . . . . . . . .   77
       10.12.  Payoff and Termination of Prior Credit Agreement.    . . . .   78
       10.13.  Proceedings and Documents.     . . . . . . . . . . . . . . .   78
       10.14.  Further Assurances.    . . . . . . . . . . . . . . . . . . .   78
11.  CONDITIONS TO ALL BORROWINGS.    . . . . . . . . . . . . . . . . . . .   78
       11.1.  Representations True; No Event of Default.    . . . . . . . .   78
       11.2.  No Legal Impediment.    . . . . . . . . . . . . . . . . . . .   79
       11.3.  Governmental Regulation.    . . . . . . . . . . . . . . . . .   79
       11.4.  Payment of Fees.    . . . . . . . . . . . . . . . . . . . . .   79
12.  EVENTS OF DEFAULT; ACCELERATION; ETC.    . . . . . . . . . . . . . . .   79
       12.1.  Events of Default and Acceleration.     . . . . . . . . . . .   79
       12.2.  Termination of Commitments.     . . . . . . . . . . . . . . .   82
       12.3.  Remedies.     . . . . . . . . . . . . . . . . . . . . . . . .   83
       12.4.  Cash Collateral to Secure Outstanding Letters of Credit.    .   83
       12.5.  Repayments of Loans and Distribution of Proceeds After Event of
       Default.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
13.  SETOFF.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
14.  THE AGENT.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
       14.1.  Authorization.    . . . . . . . . . . . . . . . . . . . . . .   85
       14.2.  Employees and Agents.     . . . . . . . . . . . . . . . . . .   85
       14.3.  No Liability.     . . . . . . . . . . . . . . . . . . . . . .   86
       14.4.  No Representations.     . . . . . . . . . . . . . . . . . . .   86
       14.5.  Payments.     . . . . . . . . . . . . . . . . . . . . . . . .   86
              14.5.1.  Payments to Agent.     . . . . . . . . . . . . . . .   86
              14.5.2.  Distribution by Agent.     . . . . . . . . . . . . .   87
              14.5.3.  Delinquent Lenders.    . . . . . . . . . . . . . . .   87
       14.6.  Holders of Notes.     . . . . . . . . . . . . . . . . . . . .   87
       14.7.  Indemnity.    . . . . . . . . . . . . . . . . . . . . . . . .   88
       14.8.  Agent as Lender.    . . . . . . . . . . . . . . . . . . . . .   88
       14.9.  Resignation; Removal.     . . . . . . . . . . . . . . . . . .   88
       14.10.  Notification of Defaults and Events of Default.    . . . . .   89
15.  EXPENSES.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
16.  INDEMNIFICATION.   . . . . . . . . . . . . . . . . . . . . . . . . . .   89
17.  SURVIVAL OF COVENANTS, ETC.    . . . . . . . . . . . . . . . . . . . .   91

18.  ASSIGNMENT AND PARTICIPATION.    . . . . . . . . . . . . . . . . . . .   91
       18.1.  Conditions to Assignment by Lenders.    . . . . . . . . . . .   91
       18.2.  Certain Representations and Warranties; Limitations;
       Covenants.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
       18.3.  Register.     . . . . . . . . . . . . . . . . . . . . . . . .   93
       18.4.  New Notes.    . . . . . . . . . . . . . . . . . . . . . . . .   93
       18.5.  Participations.     . . . . . . . . . . . . . . . . . . . . .   94
       18.6.  Confidentiality.    . . . . . . . . . . . . . . . . . . . . .   94
       18.7.  Assignee or Participant Affiliated with the Borrowers.    . .   95
       18.8.  Miscellaneous Assignment Provisions.    . . . . . . . . . . .   95
       18.9.  Assignment by Borrowers.    . . . . . . . . . . . . . . . . .   95
19.  NOTICES, ETC.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
20.  GOVERNING LAW.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
21.  HEADINGS.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   97
22.  COUNTERPARTS.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   97
23.  ENTIRE AGREEMENT, ETC.   . . . . . . . . . . . . . . . . . . . . . . .   97
24.  WAIVER OF JURY TRIAL.    . . . . . . . . . . . . . . . . . . . . . . .   97
25.  CONSENTS, AMENDMENTS, WAIVERS, ETC.    . . . . . . . . . . . . . . . .   98
26.  SEVERABILITY.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   98

                           REVOLVING CREDIT AGREEMENT

       This REVOLVING CREDIT AGREEMENT is made as of March 31, 1997 by and among ZALE CORPORATION, a Delaware corporation having its principal place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 ("Zale"), ZALE DELAWARE, INC., a Delaware corporation having its principal place of business at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003 ("Zale Delaware" and together with Zale, the "Borrowers"), THE FIRST NATIONAL BANK OF BOSTON, a national banking association, and the other lending institutions from time to time parties hereto and THE FIRST NATIONAL BANK OF BOSTON as agent for itself and such other lending institutions.

1.     DEFINITIONS AND RULES OF INTERPRETATION.

       1.1  DEFINITIONS.    The following terms shall have the meanings set
forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

       Affiliate. Any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Zale (or another specified Person) and shall include (a) any Person who is an officer, director or beneficial holder of at least ten percent (10%) of the outstanding capital stock of Zale (or another specified Person) and the mother, father, spouse or child ("Family Members") of any such officer, director or holder, (b) any Person of which Zale (or another specified Person) or an Affiliate (as defined in clause (a) above) of Zale (or another specified Person) shall, directly or indirectly beneficially own at least ten percent (10%) of the outstanding equity securities or constitute at least a ten percent (10%) equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such Person.

       Agent. The First National Bank of Boston acting as agent for the Lenders.

       Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location in the Boston, Massachusetts area as the Agent may designate from time to time.

       Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

       Amortization Commencement Date. As defined in the Receivables Facility Documents.

       Applicable Lending Office. With respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

       Arranger. BancBoston Securities Inc., in its capacity as arranger of the credit facilities provided by the Lenders under the Loan Documents.

       Assignment and Acceptance.  See Section 18.1.

       Balance Sheet Date.  July 31, 1996.

       Base Rate. The higher of (i) the annual rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (ii) one-half of one percent (1/2%) plus the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

       Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

       Borrower(s).  As defined in the preamble hereto.

       Business Day. Any day on which banking institutions in Boston, Massachusetts, Dallas, Texas and New York, New York are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

       Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

       Capitalized Leases. Leases under which Zale or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

       Cash Collateral Agreement.  See Section 4.7.

CERCLA.  See Section 6.17.

       Closing Date.  The first date on which the conditions set forth in
Section 10 have been satisfied.

       Code.  The Internal Revenue Code of 1986, as amended.

       Commitment.  With respect to each Lender, (a) the amount set forth on
Schedule 1 hereto as the amount of such Lender's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be changed from time to time in accordance with the provisions of this Credit Agreement; or if such commitment is terminated pursuant to the provisions hereof, zero, or, (b) if such Lender has entered into one or more Assignment and Acceptances, then the amount set forth for such Lender in the Register maintained by the Agent as the amount of such Lender's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be changed from time to time in accordance with the provisions of this Credit Agreement; or if such commitment is terminated pursuant to the provisions hereof, zero.

       Commitment Fee Rate. At all times from the Closing Date through the first Performance Adjustment Date, 0.375%, and thereafter, the percentage determined by reference to the provisions of Section 5.14.

       Commitment Percentage. With respect to each Lender, the applicable percentage set forth on Schedule 1, as the same may be amended from time to time in accordance with the provisions hereof as set forth in the Register maintained by the Agent, as such Lender's percentage of the aggregate Commitments of all of the Lenders.

       Confirmation Order. The order, entered on May 20, 1993, pursuant to which the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, confirmed the Consolidated Plan of Reorganization of Zale Corporation and Its Affiliated Debtors dated March 24, 1993, as subsequently modified by order, entered May 19, 1993, and confirmed by order, entered May 20, 1993, as further amended by two (2) orders, entered July 27, 1993.

       Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of Zale and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

       Consolidated Adjusted EBITDA. Consolidated EBITDA for any period, but excluding the "net credit income" (consisting of income from proprietary credit cards net of all expenses associated with the management of such proprietary credit cards

(which expenses shall exclude the bad debt reserve provision)) of Zale and its Subsidiaries, as determined in a manner consistent with that used for the audited consolidated statement of income for the fiscal year ended as of the Balance Sheet Date.

       Consolidated Capital Expenditures. Amounts paid or indebtedness incurred by Zale or any of its Subsidiaries in connection with the purchase or lease by Zale or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

       Consolidated EBITDA. Consolidated Net Income for any period in accordance with generally accepted accounting principles plus (a) without duplication, the sum of the following expenses of Zale and its Subsidiaries for such period, in each case to the extent included in determining said Consolidated Net Income: (i) depreciation expenses, (ii) amortization expense,
(iii) interest expense, (iv) total federal, state and local income tax expense, and (v) charges relating to the valuation of inventory by the application of the LIFO (last in/first out) method of inventory valuation less (b) without duplication, the sum of (i) amortization of fresh start credit for such period,
(ii) income earned during such period relating to the valuation of inventory by the application of the LIFO method of inventory valuation, (iii) interest income for such period (other than interest income of ZFT or a replacement Receivables Subsidiary), and (iv) total federal, state and local income tax benefits provided during such period.

       Consolidated Funded Debt. As at any date of determination, an amount (without duplication) equal to the aggregate amount of all Indebtedness relating to the borrowing of money of Zale and its Subsidiaries, on a consolidated basis, whether absolute or contingent, including, to the extent not included in such Indebtedness, all Capitalized Leases and all Indebtedness relating to the borrowing of money guaranteed by any of Zale or its Subsidiaries, but excluding, to the extent otherwise included in such Indebtedness, all Indebtedness incurred in respect of the Receivables Facility Documents.

       Consolidated Net Income. The consolidated net income (or loss) of Zale and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary items of income or loss.

       Consolidated Rental Obligations. All present or future obligations of Zale or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to Zale or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, and (b) obligations of Zale or such Subsidiary in respect of Capitalized Leases.

       Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:

              (a) the total book value of all assets of Zale and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

              (b) all amounts representing any write-up in the book value of any assets of Zale or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

              (c) all amounts representing the deferred fresh start credit as of the date of determination.

       Consolidated Total Assets. All assets of Zale and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

       Consolidated Total Debt Service. With respect to any period, an amount equal to the sum of all payments on Indebtedness that were required to be paid or accrued during such period (including interest but excluding any amounts accrued during a prior period) pursuant to any agreement or instrument to which Zale or any of its Subsidiaries is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases. Demand obligations shall be deemed to be due and payable during any fiscal year during which such obligations are outstanding.

       Consolidated Total Liabilities. All liabilities of Zale and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, including without duplication, all liabilities of Zale and its Subsidiaries, whether or not so classified, under the Receivables Facility Documents; provided, however, that any deferred fresh start credit as of the date of determination shall not be considered to be a liability.

       Conversion Request. A notice given by the Borrowers to the Agent of the Borrowers' election to convert or continue a Loan in accordance with Section 2.7.

       Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

       Default.  See Section 12.1.

       Delinquent Lender.  See Section 14.5.3.

       Designated Subsidiaries.  Zale Puerto Rico, Dobbins and JFS.

       Director Indemnity Agreement. Those Indemnification Agreements dated as of July 21, 1993, between Zale and/or Zale Delaware and their directors, as in effect on July 30, 1993, and renewals or extensions thereof and similar agreements entered into by the Borrowers with other directors from time to time in substantially similar form.

       Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of Zale (or other specified Person), other than dividends payable solely in shares of common stock of Zale (or other specified Person); the purchase, redemption, or other retirement of any shares of any class of capital stock of Zale (or other specified Person), directly or indirectly through a Subsidiary of Zale (or other specified Person) or otherwise; the return of capital by Zale (or other specified Person) to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of Zale (or other specified Person).

       Dobbins.  Dobbins Jewelers, Inc., a Guam corporation.

       Documentary Letter of Credit Applicable Margin. At all times from the Closing Date through the first Performance Adjustment Date, 0.750%, and thereafter, the percentage determined by reference to the provisions of Section 5.14.

       Dollars or $. Dollars in lawful currency of the United States of America.

       Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

       Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with Section 2.7.

       Eligible Assignee. Any of the following which has an office or branch located in the United States of America: (a) a commercial bank or commercial finance company organized under the laws of the United States, or any state thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person which other Person is not a competitor of the Borrowers and the Designated Subsidiaries, or any of them, in each case approved by the Agent, such approval not to be unreasonably withheld or delayed.

       Employee Benefit Plan.  Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained or contributed to by either of the Borrowers or any ERISA Affiliate, other than a Multiemployer Plan.

       Environmental Laws.  See Section 6.17(a).

       ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

       ERISA Affiliate. Any Person which is treated as a single employer with either of the Borrowers under Section 414 of the Code.

       ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

       Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any Lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in said Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

       Eurodollar Applicable Margin. At all times from the Closing Date through the first Performance Adjustment Date, 1.50%, and thereafter, the percentage determined by reference to the provisions of Section 5.14.

       Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in such eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

       Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

       Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (i) the rate per annum for FNBB (rounded upwards to the nearest 1/100 of one percent) of the rate at which FNBB's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of FNBB to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

       Eurodollar Rate Loans. Loans bearing interest calculated by reference to the Eurodollar Rate.

       Event of Default.  See Section 12.1.

       Excluded Assignee. Any otherwise Eligible Assignee which at the time of any proposed assignment is:

              (i) subject to any unrescinded finding of any court, agency or supervisory authority of competent jurisdiction, or has made any unrevoked admission in writing, that any of the following conditions exist: (A) such institution's assets are less than its obligations to others, (B) such institution's assets or earnings are substantially dissipated due to violations of law, rules or regulations or to unsafe or unsound practices, (C) such institution is in an unsafe or unsound condition to transact business, (D) such institution has concealed its records or assets or refuses to submit its records or affairs for inspection to an examiner or lawful agent of any agency of supervisory authority of competent jurisdiction, or (E) such institution is insolvent;

              (ii) under or in conservatorship, receivership, trusteeship or similar supervision by a Person appointed by a court, agency or supervisory authority of competent jurisdiction in connection with any insolvency, readjustment of debt, marshalling of assets, bankruptcy, reorganization or similar proceeding of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs;

              (iii) the subject of proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors;

              (iv) subject to a plan for dissolution authorized or ratified (and not revoked) by a majority vote of its Board of Directors; or

              (v) if such otherwise Eligible Assignee is of a type described in clause (c) of the definition of Eligible Assignee, without a license to conduct banking business from the applicable foreign agency or supervisory authority of competent jurisdiction.

       Excluded Subsidiaries. Zale Life Insurance Company, Zale Indemnity Company, Diamond Guaranty Insurance Company, Jewel Re-Insurance, Ltd., Zale Acquisition Corporation, JHC Holding Corporation, Zale Holding Corporation, ZHCL Corp. Zale Employees' Child Care Association, Inc., ZFT or any other Receivables Subsidiary, Diamond Funding Corp., Jewel Recovery, Inc. and Jewel Recovery, L.P.

       Extension Request Date.  See Section 2.1(b).

       Fee Letter.  See Section 5.1.

       FNBB. The First National Bank of Boston, a national banking association, in its individual capacity.

       generally accepted accounting principles. (a) When used in Section 9, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board ("FASB") and its predecessors or, to the extent not inconsistent with the principles promulgated by FASB, by the American Institute of Certified Public Accountants ("AICPA") or other nationally recognized organization composed of expert accountants, in effect for the fiscal year ended on the Balance Sheet Date, and
(ii) to the extent consistent with such principles, the accounting practice of Zale reflected in its financial statements for the period ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that (i) are consistent with the principles promulgated or adopted by FASB and its predecessors or, to the extent not inconsistent with the principles promulgated by FASB, by the AICPA or other nationally recognized organization composed of expert accountants, as in effect from time to time, and (ii) are consistently applied with past financial statements of Zale and its consolidated Subsidiaries adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

       Guarantee. (a) Any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without duplication, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreements to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof, or (b) any mortgage, pledge, security interest, lien, charge or other encumbrance on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Credit Agreement.

       Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by either of the Borrowers or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

       Hazardous Substances.  See Section 6.17(b).

       Indebtedness. Without duplication, with respect to any Person (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, pledge, security interest, lien, charge or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations in respect of Capitalized Leases of such

Person, (i) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and
(j) all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof; provided that, if the sole asset of such Person is its general partnership interest in such partnership, the amount of such Indebtedness shall be deemed equal to the value of such general partnership interest and the amount of any Indebtedness in respect of any Guarantee of such partnership Indebtedness shall be limited to the same extent as such Guarantee may be limited.

       Interest Payment Date. (i) As to any Base Rate Loan, the first Business Day of the calendar quarter following the calendar quarter which includes the Drawdown Date thereof; and (ii) as to any Eurodollar Rate Loan in respect of which the Interest Period is (A) three (3) months or less, the last day of such Interest Period and (B) more than three (3) months, the date that is three (3) months from the first day of such Interest Period, and, in addition, the last day of such Interest Period.

       Interest Period. With respect to each Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request
(A) for any Base Rate Loan, the last day of the calendar quarter in which such Drawdown Date occurs; and (B) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

              (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

              (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

              (c)  if the Borrowers shall fail to give notice as provided in
       Section 2.7, the Borrowers shall be deemed to have requested a conversion of the affected

       Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

              (d) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

              (e) any Interest Period relating to any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

       Investments. All expenditures made and all liabilities incurred (contingent or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or contributions of property to, or in respect of any Guarantees (or other commitments as described under Indebtedness) or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a Guarantee shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

       JFS.  Jewelers Financial Services, Inc., a Delaware corporation.

       Lenders. FNBB and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 18.

       Letter of Credit.  See Section 4.1.1.

       Letter of Credit Application.  See Section 4.1.1.

       Letter of Credit Cash Collateral Account.  See Section 4.7.

       Letter of Credit Fee.  See Section 4.6.

       Letter of Credit Participation.  See Section 4.1.4.

       Loan Documents. This Credit Agreement, the Notes, the Fee Letter, the Letter of Credit Applications, the Letters of Credit and the Cash Collateral Agreement.

       Loan Request.  See Section 2.6(a).

       Loans. Revolving credit loans made or to be made by the Lenders to the Borrowers pursuant to Section 2.

       Majority Lenders. As of any date, the Lenders holding at least fifty-one percent (51%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute at least fifty-one percent (51%) of the Total Commitment. For purposes of this definition, the aggregate principal amount of the Note of each Lender shall be determined by assuming that a Settlement has occurred.

       Maturity Date.  See Section 2.1(b).

       Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

       Maximum Rate.  See Section 5.13.

       Multiemployer Plan.  Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by either of the Borrowers or any ERISA Affiliate.

       Notes.  See Section 2.4.

       Obligations. All indebtedness, obligations and liabilities of either of the Borrowers to any of the Lenders and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

       outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

       PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

       Performance Adjustment.  See Section 5.14.

       Performance Adjustment Date.  See Section 5.14.

       Permitted Liens. Liens, security interests and other encumbrances permitted by Section 8.2.

       Person. Any individual, corporation, partnership, trust, limited liability company, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

       Plan. The Consolidated Plan of Reorganization of certain affiliates of Zale Delaware attached as Exhibit A to the Disclosure Statement of Zale and of its affiliated debtors, dated March 24, 1993, as amended through the conclusion of the hearing which resulted in the entry of the Confirmation Order, as further amended and/or modified through and including July 30, 1993.

       Prior Agent.  See Section 10.12.

       Prior Credit Agreement. The Revolving Credit Agreement dated as of August 11, 1995 among (a) the Borrowers, (b) FNBB and certain other financial institutions party thereto (collectively with FNBB, the "Prior Lenders"), and
(c) FNBB, as agent for the Prior Lenders, as the same has been amended or modified prior to the date hereof.

       Prior Lenders.  As defined in the definition of Prior Credit Agreement.

       Rabbi Trust. Any trust established for the satisfaction of obligations of any of Zale or its Subsidiaries for deferred compensation, the terms of which trust will not, at any time, result in such obligations being treated as funded under applicable Department of Labor and Internal Revenue Service guidelines as of the date hereof.

       Rated Debt. The Indebtedness of the Borrowers to the Agent and the Lenders under this Credit Agreement.

       Real Estate. All real property owned or leased (as lessee or sublessee) by Zale or any of its Subsidiaries.

       Receivables Advance Rate. The Advance Rate as defined in the Receivables Facility Documents as in the form delivered to the Agent on the date hereof or a similar definition under any new Receivables Facility Documents.

       Receivables Facilities.  See Section 7.14.

Receivables Facility Documents.  (a)(i) The Receivables Purchase Agreement and
(ii) the Facilities Documents, as defined therein, as any of the same may be from time to time amended and/or modified; (b) (i) any other agreement or agreements governing Indebtedness incurred by any Receivables Subsidiary to facilitate the provision of funds for working capital or other general corporate purposes through the sale or pledge of receivables created by Zale, Zale Delaware or their Subsidiaries (or of instruments received in consideration of receivables transferred pursuant to the Receivables Facility Documents), and (ii) any agreement or agreements governing Indebtedness incurred to refund, refinance, replace, supplement or increase all or any portion of the Indebtedness incurred under clauses (a) or (b)(i).

       Receivables Purchase Agent. The Indenture Trustee, as defined in the Receivables Facility Documents as in the form delivered to the Agent on the date hereof.

       Receivables Purchase Agreement. The Purchase and Servicing Agreement dated as of July 1, 1994 among ZFT, Zale Delaware, Diamond Funding Corp., and JFS, and their respective successors and assigns, as the same may be from time to time amended or modified.

       Receivables Subsidiary. Any Subsidiary of Zale, the principal purpose of which is to provide funds for working capital or other general corporate purposes to Zale Delaware and its Subsidiaries through the transfer of receivables created by Zale, Zale Delaware or their Subsidiaries (or of instruments received in consideration of receivables transferred pursuant to the Receivables Facility Documents).

       Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

       Reference Date.  See Section 5.3.2.

       Register.  See Section 18.3.

       Reimbursement Obligation. The Borrowers' obligation to reimburse the Agent and the Lenders on account of any drawing under any Letter of Credit as provided in Section 4.2.

       Response Date.  See Section 2.1(b).

       Second Look Receivables. Accounts receivable, other than ZFT Receivables, of any of the Borrowers or the Designated Subsidiaries originated through the sale of inventory in the ordinary course of business, which accounts receivable have been sold on a non-recourse basis by any of the Borrowers or the Designated Subsidiaries to one or more finance companies pursuant to the Borrowers' so-called "Second Look Credit" program solely to the extent such sales are permitted by Section 8.5.2(f) hereof.

       Senior Officer. The Chairman, the Chief Financial Officer, the Treasurer or the Senior Vice President-Administration of the Borrowers.

       Settlement. The making of, or receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender's actual share of the outstanding amount of Loans (after giving effect to any Loan Request) to be equal to such Lender's Commitment Percentage of the outstanding amount of such Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

       Settlement Amount.  See Section 2.9(a).

       Settlement Date. (a) The Business Day immediately following the Agent's becoming aware of the existence of an Event of Default, (b) any Business Day on which the amount of Loans outstanding from FNBB plus FNBB's Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than FNBB's Commitment Percentage of the Total Commitment, (c) any Business Day on which the amount of Loans outstanding from FNBB plus FNBB's Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations exceeds FNBB's Commitment Percentage of the amount of Loans outstanding plus FNBB's Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations by more than $10,000,000, (d) the Business Day immediately following written notice given by the Agent to the Lenders of the Agent's desire to effect a Settlement, or (e) any Business Day on which (i) the amount of outstanding Loans decreases and (ii) the amount of the Agent's Loans outstanding equals Zero Dollars ($0).

       Settlement Statement.  See Section 7.4(f).

       Settling Lender.  See Section 2.9(a).

       Standby Letter of Credit Applicable Margin. At all times from the Closing Date through the first Performance Adjustment Date, 1.25%, and thereafter, the percentage determined by reference to the provisions of Section 5.14.

       Subordinated Note. As defined in the Receivables Facility Documents as in the form delivered to the Agent on the date hereof.

       Subsidiary. Any corporation, association, trust, partnership, limited liability company, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

       Taxes.  See Section 5.3.2.

       Tax Sharing Agreements.  The tax sharing agreements set forth on
Schedule 2 hereto.

       Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time (which as of the Closing Date shall be $225,000,000).

       Trust Certificates. As defined in the Receivables Facility Documents as in the form delivered to the Agent on the date hereof.

       Trust Interest. As defined in the Receivables Facility Documents as in the form delivered to the Agent on the date hereof.

       Type. As to any Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

       Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

       Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrowers do not reimburse the Agent and the Lenders in accordance with
Section 4.2 and which has not been repaid by the making of a Loan pursuant to the provisions of Sections 2.6(b) and 4.2(a) hereof.

       Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust, partnership, limited liability company or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

       Zale.  As defined in the preamble hereto.

       Zale Delaware.  As defined in the preamble hereto.

       Zale Puerto Rico.  Zale Puerto Rico, Inc., a Puerto Rican corporation.

       ZFT.  Zale Funding Trust, a Delaware business trust.

       ZFT Receivables. Any Receivables (as defined in the Receivables Facility Documents), all monies due or to become due thereon and all collateral security therefor, all proceeds of the foregoing, including Insurance Proceeds (as defined in the Receivables Facility Documents) relating thereto, all Recoveries (as defined in the Receivables Facility Documents) and all other interests, rights and assets that have been transferred by either of the Borrowers or any Subsidiary of Zale to ZFT or any other Receivables Subsidiary pursuant to the Receivables Facility Documents; provided, however, that "ZFT Receivables" shall not include any of Zale's, Zale Delaware's or any other Subsidiary of Zale's rights under the Receivables Facility Documents.

       1.2  RULES OF INTERPRETATION.

              (a) Unless otherwise indicated, reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

              (b) The singular includes the plural and the plural includes the singular.

              (c) A reference to any law includes any amendment or modification to such law.

              (d) A reference to any Person includes its permitted successors and permitted assigns.

              (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

              (f) The words "include", "includes" and "including" are not limiting.

              (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of said Uniform Commercial Code.

              (h) Reference to a particular "Section " refers to that section of this Credit Agreement unless otherwise indicated.

              (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                       2.  THE REVOLVING CREDIT FACILITY.

       2.1.  COMMITMENT TO LEND.

       (a) Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers, or either of them, and the Borrowers, or either of them, may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrowers, or either of them, to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrowers, or either of them, up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender's Commitment minus such Lender's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Loans shall be made pro rata in accordance with each Lender's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in Section 10 and Section 11, in the case of the initial Loans to be made on the Closing Date, and Section 11, in the case of all other Loans, have been satisfied on the date of such request.

       (b)  Unless terminated earlier pursuant to the provisions of Sections
2.3 or 12.2 hereof, the Commitment of each Lender shall be in effect between the Closing Date and the Maturity Date. On the Maturity Date, no Lender shall have any further commitment to make Loans to the Borrowers. The "Maturity Date" shall initially be March 31, 2000 and may be extended as set forth below. The Borrowers may request in writing to the Lenders, no earlier than June 1, 1999 and no later than December 1, 1999, a one-year extension of the Maturity Date (the date of such request, the "Extension Request Date"). If (i) all of the Lenders approve, in their sole discretion, such request in writing (the Lenders agreeing to inform the Borrowers of such approval or refusal to approve no later than sixty (60) days after the Extension Request Date (the date of such response, the "Response Date")), or (ii) (A) the Borrowers shall have obtained, no later than sixty (60) days after the Response Date, the commitment of one or more lenders which are Eligible Assignees (and which are acceptable to the Agent in the exercise of its reasonable discretion) willing to become a party to this Credit Agreement as Lenders or, if such lender or lenders are already Lenders hereunder, willing to increase their existing Commitments hereunder, and, in each case, willing to lend to the Borrowers an aggregate amount equal to the aggregate amount of the Commitments of the Lenders which refuse to extend the Maturity Date, and (B) such lender or lenders shall have assumed and accepted, pursuant to Section 18 hereof, all of the interests, rights and obligations of the Lenders which refuse to extend the Maturity Date (and each such Lender which so refuses to extend the Maturity Date shall have been paid all amounts of principal, interest, fees and other amounts owing to them under the Loan Documents in connection with such assignment pursuant to Section 18 hereof, with the registration fee payable pursuant to Section 18.3 hereof in connection with such assignment to be payable by the Borrowers), then the Maturity Date shall be deemed to be March 31, 2001 for all purposes hereunder. A consent, if any, or refusal, to the extension of the Maturity Date shall be given by each of the Lenders no later than sixty (60) days after the Extension Request Date, provided that if any Lender does not respond to the Borrowers' request on or prior to sixty (60) days after the Extension Request Date, such Lender shall be deemed to have refused such request to extend the Maturity Date.

       2.2.  COMMITMENT FEE.

       The Borrowers jointly and severally agree to pay to the Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee calculated at the Commitment Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment exceeds the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the outstanding amount of Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, and on the date of any reduction in the Commitments pursuant to Section 2.3 on the amount of such reduction, and with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

       2.3.  REDUCTION OF TOTAL COMMITMENT.

       The Borrowers shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof or terminate entirely the Total Commitment whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrowers delivered pursuant to this
Section 2.3, the Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent for the respective accounts of the Lenders the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

       2.4.  THE NOTES.

       The Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a "Note"), dated as of the Closing Date and completed with appropriate insertions. A Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. Each of the Borrowers irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender's Note, an appropriate notation on such Lender's Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Note when due.

       2.5.  INTEREST ON LOANS.  Except as otherwise provided in Section 5.12,

              (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Base Rate.

              (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Eurodollar Applicable Margin plus the Eurodollar Rate determined for such Interest Period.

              (c) The Borrowers jointly and severally promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

       2.6.  REQUESTS FOR LOANS.

              (a) The Borrowers, or either of them, shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Loan requested hereunder (a "Loan Request") no later than (i) 11:30 a.m. (Boston time) on the proposed Drawdown Date of any Base Rate Loan and
       (ii) 10:00 a.m. (Boston time) at least three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (A) the principal amount of the Loan requested, (B) the proposed Drawdown Date of such Loan, (C) the Interest Period for such Loan and (D) the Type of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrower requesting the Loan to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request for a Base Rate Loan shall be in a minimum aggregate amount of $100,000, and each Loan Request for a Eurodollar Rate Loan shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

              (b) Notwithstanding the notice and minimum amount requirements set forth in Section 2.6(a) but otherwise in accordance with the terms and conditions of this Credit Agreement, the Agent may, in its sole discretion and without conferring with the Lenders, make Loans hereunder
       (i) by entry of credits to Zale Delaware's operating account (No. 551-49011) or other account(s) with the Agent to cover checks or other charges which Zale Delaware has drawn or made against such account, (ii) to reimburse the Agent in respect of any Reimbursement Obligations not repaid by the Borrowers pursuant to the provisions of Section 4.2(a) hereof, or (iii) in an amount as otherwise requested by the Borrowers. Each of the Borrowers hereby requests and authorizes the Agent to make from time to time such Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented. Each of the Borrowers acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in Section 2.1 and the requirements that the applicable provisions of Sections 10 and 11, in the case of Loans made on the Closing Date, and Section 11 only, in the case of all other Loans, be satisfied. All actions taken by the Agent pursuant to the provisions of this Section 2.6(b) shall be conclusive and binding on the Borrowers absent the Agent's gross negligence or willful misconduct. Loans made pursuant to this Section 2.6(b) shall be Base Rate Loans until converted in accordance with the provisions of the Credit Agreement and, prior to a Settlement, such interest shall be for the account of the Agent.

       2.7.  CONVERSION OPTIONS.

              2.7.1. CONVERSION TO DIFFERENT TYPE OF LOAN. The Borrowers may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (i) with respect to any such conversion of a Loan to a Base Rate Loan, the Borrowers shall give the Agent, no later than 2:00 p.m. (Boston time) on the proposed date of such conversion, prior written notice of such election (the Agent agreeing to notify the Lenders promptly of the giving of any such notice by the Borrowers);
       (ii) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrowers shall give the Agent, no later than 10:00 a.m. (Boston time) at least three (3) Eurodollar Business Days prior to the proposed date of such conversion, written notice of such election (the Agent agreeing to notify the Lenders promptly of the giving of any such notice by the Borrowers); (iii) with respect to any such conversion of a Eurodollar Rate Loan into a Loan of another Type, any such conversion which is made on a day other than the last day of the Interest Period with respect thereto shall obligate the Borrowers to indemnify the Lenders for any loss, cost or expense associated therewith in accordance with the provisions of Section 5.11 hereof, and (iv) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion of a Eurodollar Rate Loan to a Base Rate Loan shall be in an aggregate principal amount of at least $100,000, and any partial conversion of a Base Rate Loan to a Eurodollar Rate Loan shall be in an aggregate principal amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrowers.

              2.7.2 CONTINUATION OF TYPE OF LOAN. Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in Section 2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrowers' account have actual knowledge. In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

              2.7.3 EURODOLLAR RATE LOANS. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof. The Borrower may not have more than five (5) Eurodollar Rate Loans outstanding at any time.

       2.8.  FUNDS FOR LOANS.

              2.8.1. FUNDING PROCEDURES. Not later than 1:30 p.m. (Boston time) on the proposed Drawdown Date of any Loan, each of the Lenders will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by Sections 10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Loans made available to the Agent by the Lenders. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans (i) shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender's Commitment Percentage of any requested Loans and (ii) shall not impose upon such other Lender any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

              2.8.2 ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Lender on or prior to a Drawdown Date, assume that such Lender has made available to the Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times
       (ii) the amount of such Lender's Commitment Percentage of such Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender's Commitment Percentage of such Loans is not made available to the Agent by such Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

       2.9.  SETTLEMENTS; FAILURE TO MAKE FUNDS AVAILABLE.


              (a) On each Settlement Date, the Agent shall, not later than 10:00 a.M. (Boston time), give telephonic or facsimile notice (i) to the Lenders and the Borrowers of the respective outstanding amount of Loans made by the Agent on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any

         Eurodollar Rate Loans to be made (following the giving of notice pursuant to Section 2.6(a)(ii)) on such date pursuant to a Loan Request and (ii) to the Lenders of the amount (a "Settlement Amount") that each Lender (the "Settling Lender") shall pay to effect a Settlement of any Loan. A statement of the Agent submitted to the Lenders and the Borrowers with respect to any amounts owing under this
         Section 2.9 shall be prima facie evidence of the amount due and owing. The Settling Lender shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Agent in the amount of its Settlement Amount. All funds advanced by any Lender as a Settling Lender pursuant to this Section
         2.9 shall for all purposes be treated as a Loan made by such Settling Lender to the Borrowers and all funds received by any Lender pursuant to this Section 2.9 shall for all purposes be treated as repayment of amounts owed with respect to Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which either of the Borrowers is a debtor prevent a Settling Lender from making any Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such disposition and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender's share of the outstanding Loans being equal, as nearly as may be, to such Lender's Commitment Percentage of the outstanding amount of the Loans.

                  (b) The Agent may, unless notified to the contrary by any Lender prior to a Settlement Date, assume that such Lender has made or will make available to the Agent on such Settlement Date the amount of such Lender's Settlement Amount, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Settlement Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by such Agent during each day included in such period, times (ii) the amount of such Settlement Amount, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to such Agent, and the denominator of which is 360. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If such Lender's Settlement Amount is not made available to the Agent by such Lender within three (3) Business Days following such Settlement Date, the Agent shall be entitled to recover such amount from the

         Borrowers on demand, with interest thereon at the rate per annum applicable to the Loans as of such Settlement Date.

                  (c) The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of its Settlement Amount (i) shall not relieve any other Lender from its several obligations hereunder to make available to the Agent the amount of such other Lender's Settlement Amount and (ii) shall not impose upon such other Lender any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

                           3. REPAYMENT OF THE LOANS.


         3.1. MATURITY. The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.


         3.2. MANDATORY REPAYMENTS OF LOANS. If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrowers shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Section 4.2(b) and
(c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Lenders, in proportion to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender's Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.


         3.3. OPTIONAL REPAYMENTS OF LOANS. The Borrowers shall have the right, at their election, to repay the outstanding amount of the Loans, as a whole or in part, at any time and from time to time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Section 3.3 which is made on a day other than the last day of the Interest Period relating thereto shall obligate the Borrowers to indemnify the Lenders for any loss, cost or expense associated therewith in accordance with the provisions of Section 5.11 hereof. The Borrowers shall give the Agent written notice of any proposed prepayment no later than (i) 2:00 p.m., Boston time, on the date of any proposed prepayment pursuant to this
Section 3.3 of Base Rate Loans, and (ii) 10:00 a.m., Boston time, at least three (3) Eurodollar Business Days prior to any proposed prepayment pursuant to this Section 3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid (the Agent agreeing to notify the Lenders promptly of the giving of any such notice by the

Borrowers). Each such partial prepayment of Base Rate Loans shall be in a minimum amount of $100,000, and each such partial prepayment of Eurodollar Rate Loans shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment. In the absence of instruction by the Borrowers, each such partial prepayment of the Loans shall be applied first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion to the respective unpaid principal amount of each Lender's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion. Notwithstanding the notice and minimum requirements set forth in this Section 3.3, the Agent may, in its sole discretion, allow the Borrowers to repay Base Rate Loans made by the Agent in amounts as otherwise requested by the Borrowers.

                             4.  LETTERS OF CREDIT.

       4.1.  LETTER OF CREDIT COMMITMENTS.

              4.1.1. COMMITMENT TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions hereof and to the execution and delivery by the Borrowers, or either of them, of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in Section 4.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew from time to time from the date hereof until but not including the then scheduled Maturity Date, for the account of the Borrowers, one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrowers and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $30,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans outstanding shall not exceed the Total Commitment. The letters of credit, if any, issued by the Agent for the account of the Borrowers pursuant to the Prior Credit Agreement and listed on Schedule 4.1.1 hereto, shall, from and after the Closing Date, constitute Letters of Credit for all purposes of this Credit Agreement. No Letter of Credit shall be issued, extended or renewed with an expiration date occurring after the date which is 180 days following the then scheduled Maturity Date or which provides for drafts which may be paid after the date which is 180 days following the then scheduled Maturity Date.

              4.1.2. LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

              4.1.3. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, be denominated in Dollars and shall provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein. Each documentary Letter of Credit issued, extended or renewed hereunder shall have an expiry date no more than three hundred sixty-five (365) days from the issue date thereof. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

              4.1.4. REIMBURSEMENT OBLIGATIONS OF LENDERS. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers or repaid by the making of a Loan by the Agent, in each case pursuant to Section 4.2 (such agreement for a Lender being called herein the "Letter of Credit Participation" of such Lender). The provisions for Settlements in
       Section 2.9 shall apply to any Loans made by the Agent in its discretion under Section 2.6(b) and Section 4.2(a).

              4.1.5 PARTICIPATIONS OF LENDERS. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrowers' Reimbursement Obligation under
       Section 4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to Section 4.2.

       4.2 REIMBURSEMENT OBLIGATION OF THE BORROWERS. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, each of the Borrowers hereby jointly and severally agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

              (a)  except as otherwise expressly provided in Section 4.2(b) and
       (c), no later than the Business Day following each date that any draft presented under such Letter of Credit is honored by the Agent (or, if later, one day after the Agent has notified the Borrowers of its intention to honor such draft), or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and
       (ii) the amount of any taxes, fees, charges or other reasonable costs and expenses whatsoever incurred by the Agent or any Lender in connection with any payment made by the Agent or any Lender under, or with respect to, such Letter of Credit, provided that subject to all of the conditions to the making of Loans pursuant to a Loan Request hereunder including, without limitation, the provisions of Section 11 hereof, such Reimbursement Obligations, if not so paid by the Borrowers may at the Agent's sole discretion, so long as all such applicable conditions to the making of Loans hereunder are met (and subject to the applicable provisions of Section 2.6(b) and Section 2.9 hereof), be treated for all purposes as Base Rate Loans made by the Agent pursuant to the provisions of Section 2.6(b) hereof.

              (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Lenders and the Agent as cash collateral, pursuant to a Cash Collateral Agreement, for all Reimbursement Obligations, and

              (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 12, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Lenders and the Agent as cash collateral, pursuant to a Cash Collateral Agreement, for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 5.12 for overdue principal on the Loans.

       4.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall promptly notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers fail to reimburse the Agent as provided in Section 4.2 on or before the Business Day following the date that such draft is paid or other payment is made by the Agent, and such Reimbursement Obligation is not funded by the making of a Base Rate Loan by the Agent pursuant to Section 4.2, the Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. To the extent that a Base Rate Loan has not been made pursuant to Section 4.2, no later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, times
(iii) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

       4.4.  OBLIGATIONS ABSOLUTE.  The Borrowers' obligations under this
Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Agent, any Lender or any beneficiary of a Letter of Credit. Each of the Borrowers further agrees with the Agent and the Lenders that the Agent and the Lenders shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Lenders shall not be liable for, and the Borrowers' Reimbursement Obligations under Section 4.2 shall not be affected by, any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Each of the Borrowers agrees that any action taken or omitted by the Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence, shall be binding upon the Borrowers and shall not result in any liability on the part of the Agent or any Lender to the Borrowers, and the Borrowers' Reimbursement Obligations under Section 4.2 shall not be affected thereby.

       4.5. RELIANCE BY ISSUER. To the extent not inconsistent with Section 4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Lenders (or, if so required by this Credit Agreement, all of the Lenders) as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders (or, if so required by this Credit Agreement, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

       4.6. LETTER OF CREDIT FEES. The Borrowers shall pay to the Agent (in each case, a "Letter of Credit Fee") (a) for the accounts of the Lenders in accordance with their respective Commitment Percentages, a commission on the average daily face amount of each outstanding Letter of Credit (i) with respect to each documentary Letter of Credit, at the Documentary Letter of Credit Applicable Margin per annum, and (ii) with respect to each standby Letter of Credit, at the Standby Letter of Credit Applicable Margin per annum, payable in either such case quarterly in arrears on the first Business Day of each quarter for the immediately preceding quarter in which any Letters of Credit shall have been or remain outstanding, and on the Maturity Date (including Letter of Credit Fees relating to Letters of Credit expiring after the Maturity Date), and (b) for the Agent's own account, such customary commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrowers and the Agent shall agree.

       4.7. CASH COLLATERAL FOR LETTERS OF CREDIT. Thirty days prior to the then scheduled Maturity Date, the Borrowers shall, with respect to each Letter of Credit then outstanding and pursuant to a cash collateral agreement (the "cash Collateral Agreement") in substantially the form of Exhibit C, (a) pay to the Agent in cash for deposit into an interest bearing cash collateral account established with the Agent (the "letter of Credit Cash Collateral Account") an amount equal to one hundred percent (100%) of the Maximum Drawing Amount of such Letter of Credit as of such date, which amount shall be held by the Agent as cash collateral for any Reimbursement Obligations or other obligations incurred with respect to such Letter of Credit, or (b) deliver to The agent a "back-to-back" letter of credit, in form and substance reasonably satisfactory to the Agent, issued by a financial institution reasonably satisfactory to the Agent and naming the Agent as beneficiary in an amount equal to one hundred percent (100%) of the Maximum Drawing Amount of such Letter of Credit as of such date. Any cash sums deposited into the Letter of Credit Cash Collateral Account pursuant to clause (a) and naming the Agent as beneficiary of this Section 4.7 shall be promptly (but in any event within two (2) Business Days) reduced or released, and any back-to-back letter of credit issued pursuant to clause (b) and naming the Agent as beneficiary of this Section 4.7 shall be promptly (but in any event within two (2) Business
Days) reduced in amount or returned, if and to the extent that the Maximum Drawing Amount with respect to the applicable Letter of Credit has been reduced or such Letter of Credit has expired or been cancelled and all Unpaid Reimbursement Obligations and other amounts due or to become due with respect thereto have been paid.

                        5.  CERTAIN GENERAL PROVISIONS.

       5.1. FEE LETTER. The Borrowers jointly and severally agree to pay all fees in accordance with the terms of the fee letter dated as of March 31, 1997 (the "Fee Letter"), among the Borrowers and the Agent.

       5.2. AGENT'S FEE. The Borrowers jointly and severally agree to pay to the Agent, for the Agent's own account, the Agent's fee referred to in the Fee Letter in accordance with the terms of the Fee Letter.

       5.3  FUNDS FOR PAYMENTS.

              5.3.1. PAYMENTS TO AGENT. All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds in Dollars.

              5.3.2. NO OFFSET, ETC. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding, excluding, (i) in the case of each Lender and the Agent, taxes imposed on its gross or net income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or by any political subdivision thereof or, in the case of each Lender, taxes imposed on its gross or net income, and franchise taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office, or any political subdivision thereof and (ii) in the case of each Lender, United States income tax or withholding (a "withholding tax") payable with respect to payments hereunder or under the other Loan Documents under laws (including, without limitation, any statute, treaty, ruling, court decision, determination or regulation) in effect and being applied on the Reference Date (as hereinafter defined); provided, however, that any United States withholding tax payable as a result of any change in such laws occurring after the Reference Date shall not be so excluded; and provided further that if any payment by the Borrowers to the Agent or the Lenders is charged with any United States withholding tax not in effect on the Reference Date or if such withholding tax is increased subsequent to the Reference Date, such withholding tax or increased withholding tax shall not be deemed to result from a change in law within the meaning of the preceding proviso if such payment is effectively connected with a United States trade or business of the recipient subject to United States income taxes thereon (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). For purposes of this Section 5.3.2, the term "Reference Date" shall mean, in the case of each Lender on the Closing Date, the Closing Date and, in the case of each party who subsequently becomes a Lender, the effective date of the Assignment and Acceptance pursuant to which it became a Lender and, in the case of any Lender that at any time changes its Applicable Lending Office for Base Rate Loans or Eurodollar Rate Loans to a different nation from the nation in which the Applicable Lending Office from which such Loans were made prior to such time is located, the date of such change. If any Taxes shall be required by law to be deducted from any amount payable hereunder or under any other Loan Document, the Borrowers will pay to the Agent for the account of the Lenders, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable such Lenders or the Agent to receive the same net amount which such Lenders or the Agent would have received on such due date had no such deduction been imposed upon the Borrowers; provided, however, that the Borrowers shall not be required to pay any amounts pursuant to the preceding sentence to the Agent with respect to any Lender organized under the laws of a jurisdiction outside of the United States, if such deductions are caused by the failure of such Lender to execute and deliver to the Borrowers any certificates, forms or other documents reasonably requested by the Borrowers, which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrowers in applying for refunds of taxes remitted hereunder or determining amounts payable by the Borrowers under this
       Section 5.3.2. If the Borrowers have paid any increased amounts to any Lender pursuant to this Section 5.3.2, each Lender agrees that to the extent such Lender receives a refund or tax credit attributed to the taxes remitted by the

       Borrowers hereunder, such Lender shall forward such refund or the amount of such tax credit to the Borrowers within thirty (30) days after receipt by the Lender. The Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

              5.3.3. FOREIGN LENDERS. (a) Each Lender that is a party to this Credit Agreement on the date hereof and that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrowers and the Agent, within seven (7) Business Days after the Closing Date or, in the case of each Lender which becomes a Lender pursuant to an Assignment and Acceptance, on the date which such Assignment and Acceptance becomes effective, and only if it can do so consistent with the facts, two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or other applicable form prescribed by the United States Internal Revenue Service), in each case certifying whether such Lender is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes or at reduced withholding rates, as applicable. Each such Lender which so delivers a Form 1001 or 4224 (or other applicable form prescribed by the United States Internal Revenue Service), and any Lender that hereafter becomes a party to this Credit Agreement, further undertakes to deliver to each of the Borrowers and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or as soon as practicable after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent, in each case certifying whether such Lender is entitled to receive payments under this Credit Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Loan Documents are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States. If the Borrowers or the Agent have received such forms or other documents satisfactory to the Borrowers and the Agent, the Borrowers or the Agent shall withhold United States withholding taxes from such payments to such Lender only to the extent appropriate.

              (b) Each Lender which is not incorporated under the laws of the United States of America or a state thereof shall deliver to the Borrowers on the Closing Date and prior to the last day of each calendar year thereafter a duly executed Internal Revenue Service Form W-8 or W-9 or other appropriate Internal Revenue Service form, effective for the succeeding calendar year.

              5.3.4 Applicable Lending Office. Any Lender claiming any additional amounts payable pursuant to this Section 5.3 shall, to the extent it can do so without incurring material additional costs, endeavor (consistent with legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue.

       5.4. Computations. All computations of interest on the Loans and of commitment fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 365 or 366 day year and paid for the actual number of days elapsed; provided, however, that computations of interest on Eurodollar Rate Loans shall be based on a 360 day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records of the Agent from time to time shall be considered prima facie evidence of the outstanding amount of the Loans owing by the Borrowers to the Lenders.

       5.5. INABILITY TO DETERMINE EURODOLLAR RATE. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and
(iii) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers and the Lenders and the Borrowers shall thereafter have the right to elect Eurodollar Rate Loans hereunder.

       5.6.  ILLEGALITY.    Notwithstanding any other provisions herein, if any
present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrowers and the other Lenders and thereupon (i) the commitment of such Lender to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (ii) such Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. Each of the Borrowers hereby agrees promptly to pay the Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs reasonably incurred by such Lender in making any conversion in accordance with this
Section 5.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder; provided, however, that the Borrowers shall have no obligation to pay any portion of such costs incurred by the Agent or (as the case may be) such Lender more than sixty (60) days prior to any notice, given by the Agent or (as the case may be) such Lender to the Borrowers, of the incurrence of such costs.

       5.7.  ADDITIONAL COSTS, ETC.        If any present or future applicable
law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

              (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, any Letters of Credit, the other Loan Documents, such Lender's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent or franchise taxes), or

              (b) materially change the basis of taxation (except for changes in taxes on income or profits or franchise taxes) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any

       Lender or the Agent under this Credit Agreement or any of the other Loan Documents, or

              (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued or participated in by, or commitments of an office of any Lender, or

              (d) impose on any Lender or the Agent any other conditions or requirements with respect to this Credit Agreement, any Letters of Credit, the other Loan Documents, the Loans, such Lender's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender's Commitment forms a part, and the result of any of the foregoing is:

                     (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending, participating in or maintaining any of the Loans or such Lender's Commitment or any Letter of Credit, or

                     (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amounts payable to such Lender or the Agent hereunder on account of such Lender's Commitment, any Letter of Credit or any of the Loans, or

                     (iii) to require such Lender or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrowers hereunder, then such Lender or the Agent (as the case may be) shall so notify the Borrowers (which notice shall include a brief statement of the basis for the determination thereof), and, to the extent that the costs of such change are material and are not reflected in the Base Rate or Eurodollar Rate, or other amounts charged to the Borrowers hereunder, the Borrowers and such Lender or the Agent shall thereafter attempt to negotiate an adjustment to the compensation payable hereunder which will adequately compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum. If the Borrowers and such Lender or the Agent (as the case may be) are unable to agree to such adjustment within forty-five (45) days following the day on which the Borrowers receive such notice (but not earlier than the effective date of any such change), then commencing on the date of such notice, the amounts payable by the Borrowers hereunder shall increase by an amount which will, in such Lender's or (as the case may be) the Agent's reasonable determination, provide adequate compensation for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum. In making any determinations contemplated by this Section 5.7, any Lender or the Agent may make such reasonable estimates, assumptions, allocations and the like as such Lender or the Agent in good faith determines to be appropriate, and such Lender's or the Agent's selection thereof and the determination made by it on the basis thereof, shall be final, binding and conclusive on the Borrowers except, in the case of such determination, for manifest errors in computations or transmission.

       5.8. CAPITAL ADEQUACY. If after the date hereof any Lender or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Lender or the Agent or any corporation controlling such Lender or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender's or the Agent's commitment with respect to any Loans or Letters of Credit to a level below that which such Lender or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Lender or (as the case may be) the Agent to be material, then such Lender or the Agent may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or Eurodollar Rate or in other amounts payable hereunder, the Borrowers agree to pay such Lender or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Agent of a certificate in accordance with Section 5.9 hereof (but not earlier than the effective date of any reduction). Nothing contained in this Section 5.8 shall be deemed to require the Borrowers to pay the amount of any reduction in the return on capital to the extent that the Borrowers have compensated such Lender or the Agent for such reduction by paying additional costs pursuant to Section 5.7; provided, that the Borrowers shall have no obligation to pay any portion of the amount of any reduction in the return on capital incurred by such Lender or (as the case may be) the Agent more than sixty (60) days prior to any notice, given by such Lender or (as the case may be) the Agent to the Borrowers, of the incurrence of such reduction in the return on capital.

       5.9. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to Sections 5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

       5.10. ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES. In the event that any Lender shall have delivered a notice or certificate pursuant to
Section 5.9, or the Borrower shall be required to make additional payments to any Lender under Sections 5.3.2, 5.7 or 5.8, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 18) all its interests, rights and obligations under this Credit Agreement to another financial institution which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any governmental authority and (ii) the assignee shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

       5.11. Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (i) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (ii) default by the Borrowers in making a borrowing or conversion or continuation after the Borrowers have given (or are deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (iii) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

       5.12. INTEREST AFTER DEFAULT. During the continuance of an Event of Default, overdue principal on the Loans, (to the extent permitted by applicable law) interest on the Loans, other overdue amounts payable hereunder, and principal of the Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Lenders pursuant to Section 25, bear interest at a rate per annum equal to two percent (2%) plus the rate of interest otherwise applicable thereto, or, in the case of any such amounts not otherwise subject to accrual of interest prior to their being overdue, at a rate per annum equal to two percent (2%) plus the Base Rate.

       5.13. Interest Limitation. Notwithstanding any other term of this Credit Agreement, any Note or any other Loan Documents, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under any Note by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest (the "Maximum Rate") which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor the Maximum Rate, and any term of this Credit Agreement, any Note or any other Loan Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph. If, in any month, the effective interest rate on any amounts owing pursuant to this Credit Agreement, the Notes or any of the other Loan Documents, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, and if in any future month, such effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that a court of competent jurisdiction shall, notwithstanding the provisions of this Section 5.13, determine that the Lenders have received interest hereunder or under any of the other Loan Documents in excess of the Maximum Rate, such excess shall, to the extent permitted by applicable law, be applied first to any interest not in excess of the Maximum Rate then due and not yet paid, then to the outstanding principal of the Loans (without premium or penalty), then to fees and any other unpaid Obligations and thereafter shall be refunded to the Borrowers or as a court of competent jurisdiction may otherwise order. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Credit Agreement is less than the total amount of interest which would have been paid or accrued had the interest not been limited hereby to the Maximum Rate, then the Borrowers shall, to the extent permitted by such applicable federal, state or other law, pay to the Lenders hereunder or under the Notes an amount equal to the excess, if any, of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect with respect to the Obligations hereunder or under the Notes and (ii) the amount of interest which would have accrued had the applicable effective interest rate not been limited hereunder by the Maximum Rate over (b) the amount of interest actually paid or accrued under this Credit Agreement.

       5.14. Performance Adjustments. Based upon, and following receipt by the Lenders of (a) beginning with the Borrowers' financial statements as hereafter described for the fiscal quarter of the Borrowers ending closest to October 31, 1997, (i) with respect to the first three fiscal quarters of each fiscal year, the Borrowers' quarterly unaudited consolidated financial statements pursuant to Section 7.4(b) and (ii) with respect to the last fiscal quarter of each fiscal year, the Borrowers' annual audited consolidated financial statements pursuant to
Section 7.4(a)(i), and (b) a certificate of the Borrowers setting forth calculations of the financial information set forth below (the Borrowers also hereby agreeing to provide to the Agent, simultaneously with the delivery of such certificate, telephonic notice of any Performance Adjustments based upon such calculations), the Eurodollar Applicable Margin, the Documentary Letter of Credit Applicable Margin, the Standby Letter of Credit Applicable Margin and the Commitment Fee Rate shall be subject to possible adjustment in accordance with the provisions of this paragraph (each such adjustment, a "Performance Adjustment"). Performance Adjustments shall become effective (the date of the effectiveness of any Performance Adjustment, a "Performance Adjustment Date") with respect to adjustments to the Eurodollar Applicable Margin, the Documentary Letter of Credit Applicable Margin, the Standby Letter of Credit Applicable Margin and the Commitment Fee Rate, two (2) Business Days following receipt by the Agent of (x) (i) with respect to the first three fiscal quarters of each fiscal year, the Borrowers' quarterly unaudited consolidated financial statements pursuant to Section 7.4(b) and (ii) with respect to the last fiscal quarter of each fiscal year, the Borrowers' annual audited consolidated financial statements pursuant to Section 7.4(a)(i), and (y) a certificate of the Borrowers setting forth calculations of the financial information set forth below (the Borrowers also hereby agreeing to provide to the Agent, simultaneously with the delivery of such certificate, telephonic notice of any Performance Adjustments based upon such calculations). The Eurodollar Applicable Margin, the Documentary Letter of Credit Applicable Margin, the Standby Letter of Credit Applicable Margin and the Commitment Fee Rate with respect to any period following any Performance Adjustment Date until the next succeeding Performance Adjustment Date shall be as set forth in the table below on the line furthest down in such table with respect to which the Borrowers shall have equaled or exceeded the minimum ratio of Consolidated EBITDA to Consolidated Total Debt Service for the period of four consecutive fiscal quarters most recently ended set forth on such line in such table:



CONSOLIDATED
  EBITDA TO                   DOCUMENTARY      STANDBY LETTER
CONSOLIDATED   EURODOLLAR   LETTER OF CREDIT     OF CREDIT
 TOTAL DEBT    APPLICABLE      APPLICABLE        APPLICABLE       COMMITMENT
SERVICE RATIO    MARGIN          MARGIN            MARGIN          FEE RATE
-------------  ---------     --------------   ----------------   -------------
    2.0:1.0       1.75%         .875%             1.50%              0.375%
    3.0:1.0       1.50%         .750%             1.25%              0.375%
    3.5:1.0       1.25%         .625%             1.00%              0.25%
    4.5:1.0       1.00%         .500%             0.75%              0.25%
    5.5:1.0       0.75%         .375%             0.50%              0.25%

Notwithstanding the foregoing, solely during such periods during which the Rated Debt has been has been rated BBB- or higher by Standard & Poors Corporation or Baa3 or higher by Moody's Investors Service, Inc., the Eurodollar Applicable Margin shall be 0.75%, the Documentary Letter of Credit Applicable Margin shall be 0.375%, the Standby Letter of Credit Applicable Margin shall be 0.50%, and the Commitment Fee Rate shall be 0.25%.

       5.15.  CONCERNING JOINT AND SEVERAL LIABILITY OF THE BORROWERS.

              (a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Agent under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.

              (b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 5.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

              (c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligation.

              (d) The Obligations of each of the Borrowers under the provisions of this Section 5.15 constitute the full recourse Obligations of each of the Borrowers enforceable against each such corporation to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or the other Loan Documents or any other circumstance whatsoever as to the other Borrower.

              (e) Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Loans made under this Credit Agreement and the Notes, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Credit Agreement, and notice of any action at any time taken or omitted by the Agent or the Lenders under or in respect of any of the Obligations hereunder (in each case, except to the extent any such notice is expressly required to be given pursuant to the terms of this Credit Agreement or any of the other Loan Documents). Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent and the Lenders at any time or times in respect of any default by either Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of either Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which the Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to the Agent's performance of its duties under the Loan Documents (as such rights and duties are set forth therein). If for any reason either of the Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from either of the Borrowers by reason of such Borrower's insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Credit Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on the other Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 5.15, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 5.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 5.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 5.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower, or any of the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of either Borrower or the Lenders. Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from the other Borrower on a continuing basis all information desired by such Borrower concerning the financial condition of the other Borrower and that each Borrower will look to the other Borrower and not to the Agent or any Lender in order for such Borrower to keep adequately informed of changes in the other Borrower's financial condition.

              (f) The provisions of this Section 5.15 are made for the benefit of the Lenders and the Agent and their respective successors and assigns, and may be enforced by it or them from time to time against either or both of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Agent or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against the other Borrower or to exhaust any remedies available to it or them against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 5.15 shall (subject to the provisions of the immediately succeeding sentence) remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender or the Agent upon the insolvency, bankruptcy or reorganization of either of the Borrowers, or otherwise, the provisions of this Section 5.15 will forthwith be reinstated in effect, as though such payment had not been made.

              (g) Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which either Borrower may have against the other Borrower with respect to any payments to the Lenders or the Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to either Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower therefor.

              (h) Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by either Borrower to the other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of the other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, for the benefit of the Lenders and the Agent, and be paid over to the Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.

              6. REPRESENTATIONS AND WARRANTIES.

       The Borrowers represent and warrant to the Lenders and the Agent as follows:

       6.1.  CORPORATE AUTHORITY.

              6.1.1 INCORPORATION; GOOD STANDING. Each of the Borrowers and the Designated Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole.

              6.1.2. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which either of the Borrowers is a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not violate or result in any breach or contravention of any provision of law, statute, rule or regulation to which either of the Borrowers is subject or any judgment, order, writ, injunction, license or permit applicable to either of the Borrowers, or any agreement or other instrument binding upon either of the Borrowers, in each case where such violation, breach or contravention would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries, considered as a whole, or on the ability of either of the Borrowers to perform its obligations hereunder or under any of the other Loan Documents, and (iv) do not violate any provision of the corporate charter or bylaws of either of the Borrowers.

              6.1.3 ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which either of the Borrowers is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

       6.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrowers of this Credit Agreement and the other Loan Documents to which either of the Borrowers is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

       6.3.  TITLE TO PROPERTIES; LEASES.   Except as indicated on Schedule 6.3
hereto, the Borrowers and the Designated Subsidiaries own all of the assets reflected in the consolidated balance sheet of Zale and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business and other property sold as permitted by Section 8.5.2 hereof since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

       6.4.  FINANCIAL STATEMENTS AND PROJECTIONS.

              6.4.1. FINANCIAL STATEMENTS. There have been furnished to each of the Lenders (a) a consolidated balance sheet of Zale and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income and consolidated statement of cash flow of Zale and its Subsidiaries for the fiscal year then ended, certified by Arthur Andersen & Co. and (b) an unaudited consolidated balance sheet of Zale and its Subsidiaries as at January 31, 1997, and an unaudited consolidated statement of income and consolidated statement of cash flow of Zale and its Subsidiaries for the period of two fiscal quarters then ended. Such balance sheets, statements of income and statements of cash flow have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial condition of Zale and its Subsidiaries as at the close of business on the dates thereof and the results of operations for the periods then ended, subject, in the case of such unaudited consolidated balance sheet, unaudited consolidated statement of income and unaudited consolidated statement of cash flow, to year-end adjustments, and except that there are no notes to such financial statements. There are no contingent liabilities that are likely to become fixed obligations of Zale or any of its Subsidiaries as of such dates involving material amounts, known to the Senior Officers of either of the Borrowers, which were not disclosed in such balance sheets and the notes related thereto.

              6.4.2.  PROJECTIONS.   The projections of the annual operating
       budgets of Zale and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 1997 to 2001 fiscal years, copies of which have been delivered to each Lender, have been prepared in good faith, are based upon estimates and assumptions which the Borrowers deem reasonable as of the date hereof, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of Zale and its Subsidiaries of the results of operations and other information projected therein.

       6.5. NO MATERIAL CHANGES, ETC. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrowers and the Designated Subsidiaries as shown on or reflected in the consolidated balance sheet of Zale and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole. Since the Balance Sheet Date, none of the Borrowers or the Designated Subsidiaries has made any Distribution other than Distributions permitted by the Prior Credit Agreement or by Section 8.4 hereof.

       6.6. FRANCHISES, PATENTS, COPYRIGHTS, ETC. Each of the Borrowers and the Designated Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others except where the failure to possess any such franchise, patent, copyright, trademark, trade name, service marks, license, permit or right, or where such conflict, would not reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole.

       6.7. LITIGATION. Except as set forth in Schedule 6.7 hereto or as otherwise disclosed in writing by the Borrowers to the Agent and the Lenders, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of any Senior Officer of the Borrowers, threatened, against any of the Borrowers or the Designated Subsidiaries before any court, tribunal or administrative agency or board that is reasonably likely to be adversely determined and, if adversely determined, (i) would reasonably be expected to, either in any case or in the aggregate, have a materially adverse effect on the properties, assets, financial condition or business of the Borrowers and the Designated Subsidiaries, considered as a whole, or on the ability of either of the Borrowers to perform its obligations hereunder or under any of the other Loan Documents, or (ii) would reasonably be expected to result in the making of any cash payments by any of the Borrowers or the Designated Subsidiaries or any combination of any of the Borrowers or the Designated Subsidiaries in excess of $2,500,000 in any single case or $10,000,000 in the aggregate, which payment or payments is or are (A) not adequately covered by insurance, (B) not adequately reserved against on the consolidated balance sheet of Zale and its Subsidiaries, or (C) not able to be discharged in any manner other than through the making of a cash payment by any of the Borrowers or the Designated Subsidiaries or any combination thereof, or
(iii) which question the validity or enforceability of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

       6.8. NO MATERIALLY ADVERSE CONTRACTS, ETC. None of the Borrowers or any Designated Subsidiary is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrowers and the Designated Subsidiaries, considered as a whole. None of the Borrowers or any Designated Subsidiary is a party to any contract or agreement that has or is expected, in the judgment of the Borrowers' officers, to have any materially adverse effect on the business of the Borrowers and the Designated Subsidiaries considered as a whole.

       6.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. None of the Borrowers or any Designated Subsidiary is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that would reasonably be expected to materially and adversely affect the financial condition, properties or business of the Borrowers and the Designated Subsidiaries considered as a whole.

       6.10. TAX STATUS. Except as set forth on Schedule 6.10 hereto, each of the Borrowers and the Designated Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except where the failure to so file would not reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) has set aside on its books provisions reasonably adequate for the payment of all unpaid taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10 hereto, and except for those being contested in good faith by appropriate proceedings for which adequate reserves (in accordance with generally accepted accounting principles) have been taken, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the Senior Officers of the Borrowers knows of any basis for any such claim.

       6.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

       6.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. None of the Borrowers or any Designated Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

       6.13. ABSENCE OF LIENS. Except with respect to Permitted Liens, there are no Liens covering any property or assets of any of the Borrowers or the Designated Subsidiaries.

       6.14  CERTAIN TRANSACTIONS.  Except for transactions set forth on
Schedule 6.14 hereto and other arm's length transactions pursuant to which any of the Borrowers or the Designated Subsidiaries or any officers, directors or employees thereof, make payments in the ordinary course of business upon terms no less favorable than such Borrower or such Designated Subsidiary, or as the case may be, such officers, directors or employees thereof, could obtain from third parties, none of the officers, directors, or employees of any of the Borrowers or the Designated Subsidiaries is presently a party to any transaction with any of the Borrowers or the Designated Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such officer, director or such employee or, to the knowledge of any Senior Officer of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

       6.15.  EMPLOYEE BENEFIT PLANS.

              6.15.1. IN GENERAL. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrowers have heretofore delivered to the Agent the most recently completed, prior to the date hereof, annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

              6.15.2 TERMINABILITY OF WELFARE PLANS. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). One of the Borrowers or an ERISA Affiliate, as appropriate, may terminate each such Employee Benefit Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Borrower or such ERISA Affiliate without liability to any Person, except for benefit entitlements which have accrued prior to such termination.

              6.15.3. GUARANTEED PENSION PLANS. Each contribution required to be made to a Guaranteed Pension Plan to avoid the incurrence of an accumulated funding deficiency or the notice or lien provisions of
       Section 302(f) of ERISA, and each other material contribution required to be made to a Guaranteed Pension Plan, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by either of the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any

       Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of
       Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $1,000,000.

              6.15.4 MULTIEMPLOYER PLANS. Neither the Borrowers nor any ERISA Affiliate has incurred any unpaid material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrowers nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under
       Section 4041A of ERISA, in either case in circumstances that could reasonably be expected to result in the imposition of any material liability on either Borrower.

       6.16. REGULATIONS U AND X. The proceeds of the Loans shall be used to refinance the Borrowers' obligations under the Prior Credit Agreement, and for working capital and other general corporate purposes. The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

       6.17. ENVIRONMENTAL COMPLIANCE. The Borrowers have taken all steps considered reasonable by the Borrowers to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, have determined that:

              (a) none of the Borrowers, the Designated Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the

       Federal Clean Air Act, the Toxic Substances Control Act, or any applicable state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole;

              (b) except as set forth on Schedule 6.17 attached hereto or in the financial reports delivered to the Securities and Exchange Commission and also provided to the Agent and the Lenders pursuant to
       Section 7.4 or as otherwise disclosed in writing to the Agent and the Lenders, none of the Borrowers or the Designated Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C.
       Section 6903(5), any hazardous substances as defined by 42 U.S.C.
       Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
       Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Borrowers or the Designated Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

              (c) except as set forth on Schedule 6.17 attached hereto or in the financial reports delivered to the Securities and Exchange Commission and also provided to the Agent and the Lenders pursuant to
       Section 7.4: (i) no portion of the Real Estate has been used, by either Borrower or any Designated Subsidiary, or, to the best knowledge of any Senior Officers of the Borrowers after due inquiry, any other Person, for the handling, processing, storage or disposal of Hazardous Substances in violation of applicable Environmental Laws which violation would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole; and, to the best knowledge of any Senior Officers of the Borrowers after due inquiry, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrowers, the Designated Subsidiaries or operators of any of the Borrowers or the Designated Subsidiaries' properties, no Hazardous Substances have been generated or are being used on the Real Estate in violation of applicable Environmental Laws which violation would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of any of the Borrowers or the Designated Subsidiaries, which releases would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole; (iv) to the best knowledge of any Senior Officers of the Borrowers after due inquiry, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate, and which would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have, to the extent required by applicable law, been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers' knowledge, operating in compliance with such permits and applicable Environmental Laws except, in each such case, where the failure to have such identification number or maintain such permits or operate in compliance with such permits and applicable Environmental Laws would not reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole; and

              (d) Except as disclosed to the Agent and the Lenders in writing, based upon current or currently anticipated use of any Real Estate, none of the Borrowers or the Designated Subsidiaries is required under any applicable environmental law to perform Hazardous Substances site assessments, or to undertake the removal or remediation of Hazardous Substances at the Real Estate, or to give notice to any governmental agency or undertake the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

       6.18. SUBSIDIARIES, ETC. Schedule 6.18 hereto (as the same may be supplemented from time to time pursuant to the provisions of this Credit Agreement) sets forth a true and accurate description of the corporate structure and ownership of Zale and its Subsidiaries. The Subsidiaries set forth on Schedule 6.18 hereto (as the same may be supplemented from time to time pursuant to the provisions of this Credit Agreement) are the only Subsidiaries of Zale and Zale Delaware. Except as set forth on Schedule 6.18 hereto, neither of the Borrowers nor any Subsidiary of either of the Borrowers is engaged in any joint venture or partnership with any other Person.

       6.19. ZALE PUERTO Rico AND DOBBINS. The aggregate book value as of the Closing Date of all of the assets of Zale Puerto Rico and Dobbins does not exceed $40,000,000.

          7.  AFFIRMATIVE COVENANTS OF THE BORROWERS.

       Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

       7.1. PUNCTUAL PAYMENT. The Borrowers will duly and punctually pay, within any applicable grace periods, or cause to be paid, within any applicable grace periods, the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which either of the Borrowers is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

       7.2. MAINTENANCE OF OFFICE. Each of the Borrowers will maintain its chief executive office at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003, or at such other place in the United States of America as the Borrowers shall designate upon 30 days' prior written notice to the Agent, where notices, presentations and demands to or upon the Borrowers in respect of the Loan Documents to which either of the Borrowers is a party may be given or made.

       7.3. RECORDS AND ACCOUNTS. Each of the Borrowers will (i) keep, and cause each of the Designated Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries in all material respects will be made in accordance with generally accepted accounting principles and (ii) maintain accounts and reserves considered adequate by the Borrowers for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of the Designated Subsidiaries, and contingencies.

       7.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrowers will deliver to each of the Agent and the Lenders:

              (a) as soon as practicable, but in any event not later than one hundred (100) days after the end of each fiscal year of Zale, (i) the consolidated balance sheet of Zale and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures as of the end of and for the previous fiscal year, all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and each of such financial statements certified without qualification by Arthur Andersen LLP or by another "big six" accounting firm or by other independent certified public accountants reasonably satisfactory to the Agent, and (ii) the annual 10-K reports of Zale filed with the Securities and Exchange Commission;

              (b) as soon as practicable, but in any event not later than fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of Zale, (i) copies of the unaudited consolidated balance sheet of Zale and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income for such quarter and for the portion of Zale's fiscal year then elapsed, and the related consolidated statement of cash flow for the portion of Zale's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, (ii) a certification by a Senior Officer of each of the Borrowers that the information contained in such management financial statements fairly presents the financial position of Zale and its Subsidiaries on the date thereof (subject to year-end adjustments), (iii) a narrative discussion of the operating results of the Borrowers and each of their divisions for the fiscal quarter most recently ended and the year to date, as compared with the comparable period of the previous year, and of the Borrowers' liquidity and capital resources at the end of such period, and (iv) the quarterly 10-Q reports of Zale filed with the Securities and Exchange Commission;

              (c) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal month which is not the last month of a fiscal quarter of Zale, (i) unaudited monthly consolidated balance sheet of Zale and its Subsidiaries as at the end of such fiscal month, and the related consolidated statement of income for such fiscal month and for the portion of Zale's fiscal year then elapsed, each prepared by management of Zale on a basis consistent with its method of preparing management financial statements, and (ii) a certification by a Senior Officer of each of the Borrowers that the information contained in such management financial statements fairly presents in all material respects the financial condition of Zale and its Subsidiaries on the date thereof (subject to quarterly and year-end adjustments);

              (d) (i) simultaneously with the delivery of the management prepared financial statements referred to in subsections (b) and (c) above, a variance report comparing, for each period (including the portion of the fiscal year to date) covered by such financial statements, such financial statements with (A) the annual budget of the Borrowers, and (B) the financial statements of the Borrowers for the comparable date or period during the prior fiscal year of the Borrowers, and (ii) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by a Senior Officer of each of the Borrowers in substantially the form of Exhibit D hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9 (and including calculations with respect to the financial information required by Section 5.14 in connection with possible Performance Adjustments) and (if applicable) reconciliations to reflect material changes in generally accepted accounting principles since the Balance Sheet Date;

              (e) within ten (10) Business Days after the filing or mailing thereof, copies of all material reports of a financial nature filed by either of the Borrowers with the Securities and Exchange Commission or sent to the stockholders of Zale (other than the annual 10-K reports and the quarterly 10-Q reports of Zale delivered pursuant to Sections 7.4(a) and (b), respectively);

              (f) to the Agent within thirty (30) days after the end of each fiscal month (except that the Settlement Statement for the last fiscal month of a fiscal quarter or fiscal year of the Borrowers may be delivered simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above), the monthly "Settlement Statement" of ZFT (the "Settlement Statement") for the immediately preceding fiscal month, prepared in accordance with the requirements of the Receivables Facility Documents and such other information with respect to the purchase and sale of ZFT Receivables pursuant to the Receivables Facility Documents as the Agent shall request in the exercise of its reasonable discretion;

              (g) as soon as is practicable and in no event less frequently than on an annual basis no later than sixty (60) days following the end of each fiscal year of the Borrowers, the Borrowers shall deliver their business plan, including the assumptions used in the preparation of such business plan; and

              (h) from time to time such other financial data and information (including accountants and management letters) as the Agent or any Lender may reasonably request.

       7.5.  NOTICES.

              7.5.1. DEFAULTS. Each of the Borrowers will promptly notify the Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default of which an officer of either of the Borrowers has knowledge. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or under any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which either of the Borrowers or any of the Designated Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, and, in the case of any such other note, evidence of indebtedness, indenture or other obligation, such claimed default involves the payment of $250,000 or more, the Borrowers shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

              7.5.2 ENVIRONMENTAL EVENTS. Each of the Borrowers will give notice to the Agent and each of the Lenders, within thirty (30) days (i) of any violation of any applicable Environmental Law that any of the Borrowers or the Designated Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency which violation would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole and (ii) after an officer of either of the Borrowers receives notice thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that would reasonably be expected to have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole.

              7.5.3. NOTICE OF LITIGATION AND JUDGMENTS. Each of the Borrowers will, and will cause each of the Designated Subsidiaries to, give notice to the Agent and each of the Lenders in writing within fifteen (15) days after a Senior Officer of either of the Borrowers becomes aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Borrowers or the Designated

       Subsidiaries or to which any of the Borrowers or the Designated Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrowers or the Designated Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrowers and the Designated Subsidiaries, considered as a whole, and stating the nature and status of such litigation or proceedings. Each of the Borrowers will, and will cause each of the Designated Subsidiaries to, give notice to the Agent and each of the Lenders, in writing, in form and detail reasonably satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Borrowers or the Designated Subsidiaries in an amount in excess of $2,500,000.

       7.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its (except as otherwise permitted by Section 8.5 hereof) corporate existence, and its rights and franchises necessary for the conduct of its business and those of the Designated Subsidiaries and will not, and will not cause or permit any of the Designated Subsidiaries to, convert to a limited liability company. Each of the Borrowers (i) will cause all of its material properties and those of the Designated Subsidiaries necessary in the conduct of its business or the business of its Designated Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will, within thirty (30) days of any need therefor, cause to be made or, if not practicable to be completed within such thirty (30) day period, commenced (so long as such Borrower or Designated Subsidiary diligently causes and continues to cause to be made) all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of the Designated Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 7.6 shall prevent the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of the Designated Subsidiaries if such discontinuance is, in the judgment of either of the boards of directors of the Borrowers, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrowers and the Designated Subsidiaries on a consolidated basis.

       7.7. INSURANCE. Each of the Borrowers will, and will cause each of the Designated Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

       7.8. TAXES. Except as to amounts which, in the aggregate, are not material in amount, each of the Borrowers will, and will cause each of the Designated Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all federal, state, local and foreign taxes, levies, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Designated Subsidiary shall have set aside on its books adequate reserves (in accordance with generally accepted accounting principles) with respect thereto; and provided further that, unless a stay is in effect, each of the Borrowers and each Designated Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

       7.9.  INSPECTION OF PROPERTIES AND BOOKS, ETC.

              7.9.1 GENERAL. Each of the Borrowers will permit the Agent and its agents (including consultants), during regular business hours, to visit the premises of any of the Borrowers or the Designated Subsidiaries, confer with officers of any of the Borrowers or the Designated Subsidiaries and, upon notice to the Borrowers, representatives of any of the Borrowers or the Designated Subsidiaries, review all of the books and records of any of the Borrowers or the Designated Subsidiaries (to the extent not privileged or prohibited by law to disclose, and if any materials are privileged or prohibited by law to disclose, subject to the Agent's ability to discuss with any of the Borrowers or the Designated Subsidiaries and their professional advisors the matters covered by such privileged materials) and conduct examinations and verifications of the assets of any of the Borrowers or the Designated Subsidiaries and all systems and procedures of any of the Borrowers or the Designated Subsidiaries, including those relating to cash management.

              7.9.2. COMMUNICATIONS WITH ACCOUNTANTS. Each of the Borrowers authorizes the Agent and, if accompanied by the Agent, the Lenders to communicate directly with the Borrowers' independent certified public accountants and authorizes such accountants to disclose to the Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business and financial condition of any of the Borrowers or the Designated Subsidiaries. At the request of the Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this
       Section 7.9.2.

       7.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. Each of the Borrowers will, and will cause each of the Designated Subsidiaries to, (a) comply with (unless failure to so comply would not have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries considered as a whole) (i) the applicable laws and regulations wherever its business is conducted, including all applicable Environmental Laws, (ii) all agreements and instruments by which it or any of its properties may be bound and (iii) all applicable decrees, orders, and judgments, and (b) comply with the provisions of its charter documents and by-laws. If any applicable authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that either of the Borrowers may fulfill any of its obligations hereunder or under any of the other Loan Documents to which either of the Borrowers is a party, the Borrowers will promptly take or cause to be taken all reasonable steps within the power of the Borrowers to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

       7.11. EMPLOYEE BENEFIT PLANS. The Borrowers will (i) promptly upon any request of the Agent therefor, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) within ten (10) days of receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

       7.12. USE OF PROCEEDS. The Borrowers will use the proceeds of the Loans solely for refinancing the Borrowers' obligations under the Prior Credit Agreement and for working capital and other general corporate purposes. The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes.

       7.13. FURTHER ASSURANCES. Each of the Borrowers will cooperate with the Lenders and the Agent and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

       7.14. Receivables Facility. The Borrowers shall maintain in effect at all times one or more facilities for the provision of funds to the Borrowers and, to the extent that any such facility includes receivables of a Subsidiary of the Borrowers, or either of them, such Subsidiary, for working capital or other general corporate purposes, through the sale or pledge or other disposition of receivables created by the Borrowers and/or their Subsidiaries, in an aggregate amount not less than $350,000,000 (the "Receivables Facilities").

       8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.

       Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

       8.1. RESTRICTIONS ON INDEBTEDNESS. The Borrowers will not, and will not permit any of the Designated Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than the following (to the extent the following constitute Indebtedness):

              (a) Indebtedness to the Lenders and the Agent arising under any of the Loan Documents;

              (b) current liabilities of such Borrower or such Designated Subsidiary incurred in the ordinary course of business, including, without limitation, obligations owed to customers arising out of layaway transactions, not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

              (c) with the consent of the Agent, upon consultation with the Lenders, such consent not to be unreasonably withheld, Indebtedness in respect of swap agreements, futures contracts, derivatives and the like;

              (d) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.8;

              (e) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which any of the Borrowers or the Designated Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

              (f) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business, and liabilities in connection with the sale of Second Look Receivables, to the extent such sale is permitted by
       Section 8.5.2(f) hereof, and to the extent such liabilities are typical and customary for transactions of this type (but specifically excluding any liabilities incurred due to any credit risk associated with any underlying account debtor's failure to perform its obligations to pay amounts owed by it in respect of any such Second Look Receivables);

              (g) obligations under Capitalized Leases and guaranties thereof by the Borrowers, or either of them;

              (h) Consolidated Rental Obligations and guaranties by the Borrowers, or either of them, of any of the foregoing or of any other operating leases;

              (i) Indebtedness incurred in connection with the acquisition after the date hereof of any personal property by any of the Borrowers or the Designated Subsidiaries, provided that (i) such Indebtedness shall be without recourse to any of the Borrowers or the Designated Subsidiaries, (ii) the aggregate principal amount of such Indebtedness of the Borrowers and the Designated Subsidiaries shall not exceed one hundred percent (100%) of the cost to such Borrower or such Designated Subsidiary of the personal property so acquired, and (iii) the aggregate principal amount of the cost to the Borrowers and the Designated Subsidiaries of the personal property so acquired during any period set forth in the table in Section 9.4 hereof together with (without duplication) the amount of Consolidated Capital Expenditures made during such period, shall not, during such period, exceed the amount of Consolidated Capital Expenditures set forth in such table for such period;

              (j) Indebtedness of either of the Borrowers owing to the other Borrower;

              (k) Indebtedness, consistent with the past practices of (i) any of the Borrowers to the Designated Subsidiaries in an aggregate amount not to exceed $10,000,000, (ii) any of the Designated Subsidiaries to the Borrowers in an aggregate amount not to exceed $10,000,000 and (iii) any of the Borrowers or the Designated Subsidiaries, owing by any of the Borrowers or the Designated Subsidiaries to any of the Excluded Subsidiaries in an aggregate amount not to exceed $5,000,000;

              (l) Indebtedness owed by any of the Borrowers or the Designated Subsidiaries to trade vendors, in the amount of the cost to such Borrower or such Designated Subsidiary of inventory on consignment from such trade vendors;

              (m) Indebtedness constituting any funded or unfunded pension fund or other employee benefit plan obligations or liabilities, whether insured or otherwise, but only to the extent that they are permitted to remain unfunded pursuant to applicable law and to Section 8.8 hereof;

              (n) other Indebtedness existing as of the Closing Date and described on Schedule 8.1(n);

              (o) Indebtedness, consistent with the Plan, owing by any of the Borrowers or the Designated Subsidiaries in respect of settlement agreements relating to litigation claims arising prior to the date of the Plan and either approved by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, prior to the Effective Date (as defined in the Plan) or consented to by the Agent and the Lenders or disclosed on Schedule 8.1(o) hereto;

              (p)  Indebtedness in respect of the Tax Sharing Agreements;

              (q) Indebtedness incurred pursuant to the Director Indemnity Agreement, not to exceed $1,000,000; and

              (r) other Indebtedness of the Borrowers, to the extent not otherwise included in subparagraphs (a) through (q) of this Section 8.1, in an aggregate amount not to exceed $100,000,000, provided that the terms of such Indebtedness, including any affirmative, negative and financial covenants applicable to the Borrowers in connection therewith, shall be no more restrictive on the Borrowers than those in this Credit Agreement.

       8.2. RESTRICTIONS ON LIENS. The Borrowers will not, and will not permit any of the Designated Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (iv) suffer to exist for a period of more than thirty (30) days after the same shall have become due and payable any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; provided that any of the Borrowers and the Designated Subsidiaries may create or incur or suffer to be created or incurred or to exist:

              (a) liens in favor of either Borrower on all or part of the assets of any of the Designated Subsidiaries securing Indebtedness owing by any of the Designated Subsidiaries to either Borrower;

              (b) liens to secure taxes, assessments and other government charges, or liens to secure claims for labor, material or supplies, in each case in respect of obligations (i) not overdue or (ii) contested in good faith, and with respect to which adequate reserves (in accordance with generally accepted accounting principles) have been set aside for the payment thereof on the books and records of such Borrower or such Designated Subsidiary, so long as proceedings to enforce such liens have not been commenced and are unstayed;

              (c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

              (d) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 8.1(e);

              (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or contested in good faith, and with respect to which adequate reserves (in accordance with generally accepted accounting principles) have been set aside for the payment thereof on the books and records of such Borrower or such Designated Subsidiary, so long as proceedings to enforce such liens have not been commenced and are unstayed;

              (f) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, statutory and contractual landlord's or lessor's liens under leases to which such Borrower or such Designated Subsidiary is a party, and other liens or encumbrances none of which in the reasonable opinion of the Borrowers interferes materially with the use of the property affected in the ordinary conduct of the business of any of the Borrowers and the Designated Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrowers and the Designated Subsidiaries considered as a whole;

              (g) liens and encumbrances existing on the date hereof and listed on Schedule 8.2 hereto;

              (h) purchase money security interests in or purchase money mortgages on real or personal property, other than inventory, acquired after the date hereof to secure purchase money Indebtedness of the type permitted by Section 8.1(i), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired, and which security interests or mortgages secure Indebtedness not in excess of $60,000,000 in the aggregate at any time outstanding;

              (i) liens on inventory and proceeds thereof (up to the cost to such Borrower or such Designated Subsidiary of such inventory) held on consignment from trade vendors securing obligations to return or pay the purchase price of such inventory;

              (j) deposits to secure the performance, by any of the Borrowers and the Designated Subsidiaries, of tenders, bids and other contracts, other than for the payment of borrowed money, arising in the ordinary course of such Borrower's or such Designated Subsidiary's business (including, without limitation, deposits made in connection with any promotions, contests, sweepstakes or similar games or competitions conducted by or on behalf of any of the Borrowers and the Designated Subsidiaries or any of their respective Subsidiaries, which deposits described in this parenthetical, but not those other deposits contemplated by this clause (j), do not exceed $2,000,000 in the aggregate);

              (k) (1) liens on ZFT Receivables and (2) liens on ZFT Receivables following repurchase thereof for the recovery of state sales taxes by any of the Borrowers and the Designated Subsidiaries, which liens secure an interest in such repurchased ZFT Receivables, the proceeds therefrom and any recoveries therefrom pursuant to the Receivables Facility Documents;

              (l) voluntary options in favor of any of the Borrowers and the Designated Subsidiaries to purchase real property subject to operating leases;

              (m) liens on cash or one or more letters of credit securing Zale's obligations pursuant to the Director Indemnity Agreement in an aggregate amount not in excess of $1,000,000;

              (n) transfers to any Rabbi Trust, or other similar trust or similar arrangement or to any account, established for the benefit of the employees of any of Zale and its Subsidiaries solely to the extent that Zale's or, as the case may be, such Subsidiary's obligations in respect thereof are permitted by Section 8.1(m);

              (o) solely to the extent consented to in advance in writing by the Agent, liens on assets existing at the time of acquisition from another Person (provided that such acquisition is permitted by Section
       8.5.1 hereof) and not incurred in anticipation of such acquisition;

              (p) sales, assignments or transfers of assets to the extent permitted by Section 8.5.2 hereof; and

              (q) other liens on assets of the Borrowers and the Designated Subsidiaries, to the extent not otherwise included in subparagraphs (a) through (p) of this Section 8.2, securing Indebtedness or other liabilities in an aggregate amount not to exceed $1,000,000 at any time outstanding.

       8.3. RESTRICTIONS ON INVESTMENTS. The Borrowers will not, and will not permit any of the Designated Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

              (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower or such Designated Subsidiary;

              (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of any of the Lenders or any other United States banks having total assets in excess of $1,000,000,000;

              (c) securities commonly known as "commercial paper" issued by the Agent, or a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc. or any successor service thereto having a substantially similar rating system, or not less than "A 1" if rated by Standard & Poor's Corporation or any successor service thereto having a substantially similar rating system;

              (d) demand notes issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc. or any successor service thereto having a substantially similar rating system, or not less than "A 1" if rated by Standard & Poor's Corporation or any successor service thereto having a substantially similar rating system;

              (e) repurchase agreements, purchased through the Agent, or a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc. or any successor service thereto having a substantially similar rating system, or not less than "A 1" if rated by Standard & Poor's Corporation or any successor service thereto having a substantially similar rating system, which repurchase agreements are collateralized by securities of the United States of America or any agency thereof in an amount equal to at least 102% of the amount of such Investment;

              (f) shares of any so-called "money market fund" advised, serviced or sold by any of the Lenders or by any other financial institution provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $250,000,000, has an investment portfolio with an average maturity of 365 days or less and is not considered to be a "high-yield" fund;

              (g)  Investments existing on the date hereof and listed on
       Schedule 8.3 hereto;

              (h) Investments by either Borrower in any Designated Subsidiary or the other Borrower or by any Designated Subsidiary in either Borrower or any other Designated Subsidiary, existing as of the Closing Date;

              (i) Investments after the date hereof by (i) any of the Borrowers and the Designated Subsidiaries in (A) any of the Excluded Subsidiaries other than Zale Acquisition Corp., JHC Holding Corporation, Zale Holding Corporation or ZHCL Corp., not to exceed $2,500,000 in the aggregate, and (B) Zale Acquisition Corp., JHC Holding Corporation, Zale Holding Corporation or ZHCL Corp. in order to enable such Subsidiaries to maintain their corporate existence and good standing or for other similar purposes, in an aggregate amount not to exceed $100,000, (ii) either of the Borrowers in any of the Designated Subsidiaries (other than JFS) in an aggregate amount not to exceed $12,000,000, (iii) any of the Designated Subsidiaries in either of the Borrowers in an aggregate amount not to exceed $12,000,000, and (iv) either of the Borrowers in JFS, solely in respect of operating expenses of JFS and capital expenditures of JFS, in an aggregate amount not to exceed $35,000,000 during any fiscal year of the Borrowers;

              (j) Investments existing on the Closing Date by Zale in Subsidiaries of Zale;

              (k) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 8.5.2;

              (l) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

              (m) Investments in the Trust Certificates, the Trust Interest or similar Investments in any other Receivables Subsidiary and Investments in the Subordinated Note or similar Indebtedness under any Receivables Facility. Prior to making Investments in any newly formed Receivables Subsidiary, the Borrowers shall provide the Agent with any information necessary to supplement Schedule 6.18 hereto and such supplemental information, together with such schedule or prior supplements, shall thereupon be deemed to constitute Schedule 6.18 for purposes of this Credit Agreement;

              (n)  [Intentionally Omitted];

              (o) Investments (i) in a new Subsidiary of either of the Borrowers constituting a credit card bank in an aggregate amount not to exceed $20,000,000, (ii) in a new Subsidiary of either of the Borrowers which engages solely in the business of purchasing receivables from such credit card bank and selling them to Zale Delaware and matters incidental thereto, in an aggregate amount not to exceed $1,000,000,
       (iii) consisting of loans to such new Subsidiary described in clause
       (ii) above which are simultaneously used to purchase receivables from such credit card bank and such loans are similarly simultaneously repaid, and (iv) in receivables of any Subsidiary of either Borrower solely for the purpose of selling such receivables pursuant to the Receivables Facility Documents. Prior to making the Investments described in (i) and (ii) of this paragraph (o), the Borrowers shall provide the Agent with any information necessary to supplement Schedule
       6.18 hereto and such supplemental information, together with such schedule or prior supplements, shall thereupon be deemed to constitute
       Schedule 6.18 for purposes of this Credit Agreement;

              (p) Investments in registered investment companies which invest solely in Investments otherwise permitted by this Section 8.3;

              (q) Investments consisting of acquisitions of stock or assets to the extent permitted by Section 8.5.1;

              (r) Investments in an amount up to the amount of funds under any Rabbi Trust, similar trust arrangement or account established or maintained by any of Zale and its Subsidiaries as permitted by Section 8.2(n), but in no event in excess of $10,000,000 in the aggregate;

              (s)  Investments in Zale stock, whether or not permitted under
       Section 8.4, in connection with the satisfaction of the Borrowers' or a Designated Subsidiary's obligations under the 401(k) plan and/or the Zale Omnibus Stock Incentive Plan or similar employee benefit plans maintained by the Borrowers and the Designated Subsidiaries, or any of them;

              (t)  Investments consisting of (i) Indebtedness permitted by
       Section 8.1(j), and (ii) guaranties of Indebtedness permitted by Sections 8.1(f), (g), (h) and (q); and

              (u)  other Investments not to exceed $5,000,000.

       8.4. DISTRIBUTIONS. The Borrowers will not, and will not permit any of the Designated Subsidiaries to, make any Distributions; provided, however, that so long as no Default or Event of Default shall exist and be continuing, and none would exist after giving effect thereto (a) the Designated Subsidiaries may make Distributions to either of the Borrowers and either Borrower may make Distributions to the other Borrower, (b) the Borrowers and the Designated Subsidiaries, or any of them, may make Distributions permitted pursuant to Section 8.3(s), and (c) the Borrowers and the Designated Subsidiaries may make Distributions in an aggregate amount during any fiscal quarter not to exceed the sum of (i) 50% of the Consolidated Net Income of Zale and its Subsidiaries for the fiscal year of Zale ended as of July 31, 1996 plus (ii) 50% of the aggregate cumulative Consolidated Net Income of Zale and its Subsidiaries for each fiscal quarter of Zale ending on or after October 31, 1996 and prior to the date of such Distribution; provided, however, that the aggregate amount of such Distributions pursuant to this clause (c) during any fiscal year of Zale shall not exceed (A) for the fiscal year of Zale ending prior to the first anniversary of the Closing Date, $30,000,000, (B) for the fiscal year of Zale ending after the first anniversary but prior to the second anniversary of the Closing Date, $40,000,000, and (C) for the fiscal year of Zale ending after the second anniversary of the Closing Date, $50,000,000; provided, further, that if the aggregate amount of Distributions made pursuant to this clause (c) during any fiscal year of Zale shall be less than the applicable permitted amount set forth in the foregoing proviso for such fiscal year, then up to $5,000,000 of such unutilized amount may be utilized in the next succeeding fiscal year (but not any other succeeding fiscal year) so long as the limitations set forth in the foregoing clauses (i) and (ii) of this paragraph are not exceeded.

       8.5.  MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

              8.5.1. MERGERS AND ACQUISITIONS. The Borrowers will not, and will not permit or suffer any of the Designated Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than (x) the acquisition of assets in the ordinary course of business consistent with past practices, (y) acquisitions of assets consisting of Investments which are permitted by Sections 8.3(a), (b), (c), (d), (e), (f), (k), (m),
       (p), (r) or (s) hereof, and (z) the formation of a newly formed Subsidiary pursuant to, and to the extent permitted by, Sections 8.3(m) or 8.3(o) hereof) except:

                     (a) so long as no Default or Event of Default would result therefrom, the merger or consolidation of (i) one or more of the Designated Subsidiaries with and into one of the Borrowers, (ii) one or more of the other Subsidiaries of either of the Borrowers with and into one of the Borrowers or a Designated Subsidiary, (iii) two or more of the Designated Subsidiaries or (iv) a Borrower with and into the other Borrower; provided, that the surviving entity in any such merger permitted by this clause (a) shall be a Borrower or a Designated Subsidiary;

                     (b) acquisitions (exclusive of Consolidated Capital Expenditures permitted by Section 9.4) of assets or stock not to exceed

              $20,000,000 of consideration for any such single acquisition and not to exceed $40,000,000 of consideration in the aggregate for all such acquisitions so long as (i) with respect to any such acquisitions of assets, the Borrowers, or either of them, take title to the assets so acquired, and (ii) with respect to any such acquisitions of stock (A) simultaneously with the occurrence of such acquisition, the entity so acquired shall either be merged or consolidated with and into either of the Borrowers or shall transfer all of its assets (other than those required to satisfy liabilities) to the Borrowers, or either of them, or (B) the Agent shall have consented to such acquisition in writing in its sole discretion; provided, however, that with respect to any stock acquisition referred to in clause (B) above (1) upon the effectiveness of any such acquisition, the newly acquired Subsidiary shall become a Designated Subsidiary for all purposes under this Credit Agreement and each of the other Loan Documents (except for any provisions of this Credit Agreement relating to events, circumstances or agreements relating specifically to dates or periods prior to such newly acquired Subsidiary's having become a Designated Subsidiary under the Loan Documents), (2) prior to the effectiveness of any such acquisition, the Borrowers shall have provided the Agent with any information necessary to supplement Schedule 6.18 hereto and such supplemental information, together with such schedule and any prior supplements, shall thereupon be deemed to constitute Schedule
              6.18 for all purposes of this Credit Agreement, (3) within one calendar year following the closing date of such acquisition, (y) the newly acquired Subsidiary shall have either been merged or consolidated with and into either of the Borrowers or transferred all of its assets (other than those required to satisfy liabilities) to the Borrowers, or either of them, or (z) the Borrowers shall have caused such newly acquired Subsidiary to agree to guaranty the full payment and performance by the Borrowers of all of the Obligations pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Agent and the Lenders; and

                     (c) acquisitions of Zale stock permitted by Section 8.3(s) or repurchases of Zale stock otherwise permitted by
              Section 8.4.

              8.5.2. DISPOSITION OF ASSETS. The Borrowers will not, nor will the Borrowers permit or suffer any of the Designated Subsidiaries to, become a party to or agree to or effect any disposition of assets, except for (a) sales of inventory (including in connection with the closing of stores) in the ordinary course of such Borrower's or such Designated Subsidiary's business, consistent with past practices; (b) sales of fixtures and equipment no longer used or useful in such Borrower's or such Designated Subsidiary's business; (c) (i) transfers of ZFT Receivables to ZFT or any other Receivables

       Subsidiary pursuant to the Receivables Facility Documents, (ii) transfers of non-commercial credit card Accounts (as defined in the Receivables Purchase Agreement), and the existing underlying receivables in respect thereof, from the Borrowers and the Designated Subsidiaries or any of them, to the credit card bank Subsidiary of Zale Delaware referred to in Section 8.3(o)(i), solely in connection with the proposed modification to the current Receivables Facility Documents described on
       Schedule 8.5(c) hereto, so long as the Borrowers shall not cause or permit such credit card bank Subsidiary to, and in connection with such transfers such credit card bank Subsidiary shall agree not to (except, in each case, pursuant to the Receivables Facility Documents and the documents listed on Schedule 8.5(c) hereto) (A) sell, transfer or otherwise dispose of any such Accounts, (B) incur any Indebtedness secured by any such Accounts, or (C) otherwise grant or permit to exist any security interest, lien, pledge, charge or other encumbrance on any such Accounts, and (iii) solely with the consent of the Majority Banks, other sales, transfers or other dispositions of ZFT Receivables in connection with any Receivables Facilities; (d) the natural expiration of intellectual property licenses in accordance with the terms thereof;
       (e) so long as no Event of Default has occurred or is continuing, sales of surplus assets listed on Schedule 8.5(e) hereto; (f) sales of Second Look Receivables on a non-recourse basis by any of the Borrowers or the Designated Subsidiaries to one or more finance companies so long as no such Second Look Receivables are sold at a discount in excess of 20% of the book value of such Second Look Receivables; and (g) so long as no Event of Default has occurred and is continuing, other sales or dispositions of assets (including sale and leaseback transactions entered into in accordance with Section 8.6) not exceeding $10,000,000 in the aggregate during any fiscal year.

       8.6. SALE AND LEASEBACK. Except for transactions not to exceed $5,000,000 in the aggregate, the Borrowers will not, and will not permit any of the Designated Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any of the Borrowers or the Designated Subsidiaries shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that such Borrower or such Designated Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

       8.7. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrowers will not, and will not permit any of the Designated Subsidiaries to, (i) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances in violation of any applicable Environmental Law, (ii) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances which is in violation of any applicable Environmental Law, (iii) generate any Hazardous Substances on any of the Real Estate in violation of any applicable Environmental Law, (iv) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (v) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any applicable Environmental Law or bring such Real Estate in violation of any applicable Environmental Law, which, in the case of any of clauses (i) through (v), would reasonably be expected to have a materially adverse effect on the business, financial condition or assets of the Borrowers and the Designated Subsidiaries taken as a whole.

       8.8. EMPLOYEE BENEFIT PLANS. Neither the Borrowers nor any ERISA Affiliate will:

              (a)  engage in any "prohibited transaction" within the meaning of
       Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in a material liability for the Borrowers and the Designated Subsidiaries taken as a whole; or

              (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

              (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could reasonably be expected to result in the imposition of a lien or encumbrance on the assets of any of the Borrowers or the Designated Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

              (d) permit or take any action which would result in the aggregate benefit liabilities (within the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than the amount set forth in Section 6.15.3.

       8.9. Transactions with Affiliates. Except as set forth on Schedule 6.14, the Borrowers will not, nor will the Borrowers permit or suffer any of the Designated Subsidiaries to, conduct any transactions among themselves or with any Affiliates of the Borrowers, other than (a) transactions in the ordinary course of such Borrower's or such Designated Subsidiary's business, consistent with past practices, and upon terms not materially less favorable to such Borrower or Designated Subsidiary than it could obtain in a comparable arm's-length transaction with a party other than such Borrower, such Designated Subsidiary or such Affiliate, (b) transactions pursuant to documents and agreements contemplated by the Plan, (c) transactions with ZFT or any other Receivables Subsidiary pursuant to the Receivables Facility Documents, (d) transactions described on Schedule 6.14; provided, however that such transactions shall in no event include any Investments which are not permitted by Section 8.3, and (e) Distributions made by the Borrowers and the Designated Subsidiaries to the extent otherwise permitted by Section 8.4 hereof.

       8.10. Receivables Facility Documents. The Borrowers will not, nor will the Borrowers permit or suffer any of the Designated Subsidiaries to, amend, supplement, restate or otherwise modify, or renew or extend, the terms of any of the Receivables Facility Documents as in effect as of the Closing Date without the prior written consent (which consent shall not be unreasonably withheld) of, and in form and substance reasonably satisfactory to, the Agent; provided, however, that nothing herein shall restrict or be deemed to restrict the issuance by the Borrowers or the Designated Subsidiaries, or any of them, of additional tranches of Indebtedness under the Receivables Facility Documents as in the form delivered to the Agent on the date hereof; and provided, further, that so long as no Default or Event of Default shall exist and be continuing, and so long as none would result therefrom, with prior written notice given to the Agent, the Borrowers and the Designated Subsidiaries may enter into such amendments, restatements, replacements, refinancings, supplements or other modifications to the Receivables Facility Documents which are not materially less favorable to the Borrowers and the Designated Subsidiaries so long as recourse to the assets of the Borrowers and the Designated Subsidiaries under the Receivables Facility Documents remains limited to claims against ZFT Receivables and collateral incidental thereto generally consistent with the Receivables Facility Documents as in effect on the Closing Date. For purposes of this Section 8.10, a replacement or refinancing shall not be deemed to be materially less favorable to the Borrowers and the Designated Subsidiaries solely because the interest rate applicable to notes or other evidences of indebtedness issued by the Receivables Subsidiary thereunder is higher than on those issued by ZFT or because of other increased costs associated with such replacement or refinancing which increased costs do not result in a decrease in the Receivables Advance Rate or an increase in the amount of reserves required to be maintained in respect thereof or any similar such increased costs. The parties to this Credit Agreement intend it to refinance in full the obligations under the Prior Credit Agreement (which refinanced in full the obligations under that certain Revolving Credit and Gold Consignment Agreement dated as of July 30, 1993 among the Borrowers and the lending institutions party thereto) and agree that an acceleration of the Obligations pursuant to the terms hereof shall constitute an Early Amortization Event (as defined in the Receivables Purchase Agreement).

       8.11. Zale Puerto Rico. Notwithstanding anything contained herein to the contrary, the Borrowers will not permit the aggregate amount of Indebtedness owed by Zale Puerto Rico to Persons other than the Lenders, the Agent, or the Borrowers at any time to exceed $250,000; provided, however, that Zale Puerto Rico may incur Indebtedness permitted by Section 8.1(b), (d), (e), (f), (g), (o) and (p).

       8.12. Negative Pledges. Except pursuant to the provisions of any agreement or instrument creating any Permitted Lien on property or assets other than inventory (and which provisions restrict only the property or assets subject to such Permitted Lien) and except pursuant to Section 5.02 of the Receivables Purchase Agreement or any substantially similar provisions under any other Receivables Facility Documents, the Borrowers will not, and will not permit any of the Designated Subsidiaries to, enter into any agreement or instrument which shall prohibit any of the Borrowers or the Designated Subsidiaries from granting security interests, mortgages, pledges or liens on, or otherwise encumbering, any of its property or assets to secure the Borrowers' obligations under this Credit Agreement or any refinancing, replacement, restatement, modification, supplement or amendment of this Credit Agreement.

             9.  FINANCIAL COVENANTS OF THE BORROWERS.

       Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

       9.1. CONSOLIDATED FUNDED DEBT TO CONSOLIDATED ADJUSTED EBITDA. As of the end of each period of four consecutive fiscal quarters ending closest to the dates set forth in the table below, the Borrowers will not permit the ratio of (a) Consolidated Funded Debt as of each fiscal quarter ending date occurring closest to such dates set forth in the table below to (b) Consolidated Adjusted EBITDA for such period of four consecutive fiscal quarters ending on such fiscal quarter ending date, to be greater than the ratio set forth opposite such date in such table:

                DATE:                                RATIO:
                ----                                 -----
               4/30/97                            2.00:1.00
               7/31/97                            2.00:1.00
               10/31/97                           2.25:1.00
               1/31/98                            2.00:1.00
               4/30/98                            2.00:1.00
               7/31/98                            2.00:1.00
               10/31/98                           2.25:1.00
               1/31/99                            2.00:1.00
               4/30/99                            2.00:1.00
               7/31/99                            2.00:1.00
               10/31/99                           2.00:1.00
               1/31/00                            2.00:1.00
               4/30/00                            2.00:1.00
               7/31/00                            2.00:1.00
               10/31/00                           2.00:1.00
               1/31/01                            2.00:1.00

    9.2. DEBT SERVICE. As of the end of any period of four consecutive fiscal quarters, the Borrowers will not permit the ratio of (a) the difference of (i) Consolidated EBITDA for such period of four consecutive fiscal quarters minus
(ii) the aggregate amount of all federal income taxes paid in cash by Zale and its Subsidiaries during such period of four consecutive fiscal quarters to (b) Consolidated Total Debt Service for such period of four consecutive fiscal quarters, to be less than 2.50:1.00.

       9.3. CONSOLIDATED TANGIBLE NET WORTH. The Borrowers will not permit Consolidated Tangible Net Worth, as of each fiscal quarter ending date occurring closest to the dates set forth in the table below, to be less than the amount set forth opposite such date in such table:

                       Date:                       Amount:
                       ----                        ------
                      4/30/97                      $450,000,000
                      7/31/97                      $450,000,000
                      10/31/97                     $450,000,000
                      1/31/98                      $525,000,000
                      4/30/98                      $525,000,000
                      7/31/98                      $525,000,000
                      10/31/98                     $525,000,000
                      1/31/99                      $600,000,000
                      4/30/99                      $600,000,000
                      7/31/99                      $600,000,000
                      10/31/99                     $600,000,000
                      1/31/00                      $650,000,000
                      4/30/00                      $650,000,000
                      7/31/00                      $650,000,000
                      10/31/00                     $650,000,000
                      1/31/01                      $650,000,000

       9.4. CONSOLIDATED CAPITAL EXPENDITURES. The Borrowers will not make, or permit any Subsidiary of either of the Borrowers to make, Consolidated Capital Expenditures (excluding Consolidated Capital Expenditures incurred in connection with acquisitions of stock or assets permitted by Section 8.5.1 hereof) in any fiscal year covering the period closest to the periods set forth in the table below that, when added (without duplication) to the aggregate principal amount of Indebtedness incurred by the Borrowers and the Designated Subsidiaries in connection with the acquisition of personal property pursuant to Section 8.1(i) hereof, exceed, in the aggregate, the amount set forth opposite such period in such table; provided, however, that, if during any fiscal year the amount of Consolidated Capital Expenditures permitted for that fiscal year is not so utilized, up to $10,000,000 of such unutilized amount may be utilized in the next succeeding fiscal year but not in any subsequent fiscal year; provided, further, that in any fiscal year, any unutilized amounts carried forward from the immediately preceding fiscal year shall be available as permitted Consolidated Capital Expenditures first, prior to counting the actual Consolidated

Capital Expenditures for such fiscal year against the permitted amount for such fiscal year set forth in the table below.

                      Period:                      Amount:
                      ------                       ------
                  8/1/96 - 7/31/97                 $65,000,000
                  8/1/97 - 7/31/98                 $80,000,000
                  8/1/98 - 7/31/99                 $80,000,000
                  8/1/99 - 7/31/00                 $75,000,000

       9.5. TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. The Borrowers will not permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth as of any fiscal quarter ending date to exceed 2.00:1.00.

       9.6. RECEIVABLES ADVANCE RATE UNDER RECEIVABLES PURCHASE AGREEMENT. The Borrowers will not permit or suffer the Receivables Advance Rate to at any time be less than sixty-five percent (65%).

                            10.  CLOSING CONDITIONS.

       The obligations of the Lenders to make the initial Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to March 31, 1997:

       10.1 LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document and the original Note payable to such Lender.

       10.2. CERTIFIED COPIES OF CHARTER DOCUMENTS AND OTHER DOCUMENTS. The Agent shall have received from each of the Borrowers a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, (ii) its by-laws as in effect on such date, and
(iii) the Receivables Facility Documents as in effect on the Closing Date.

       10.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by each of the Borrowers of this Credit Agreement and the other Loan Documents to which each is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

       10.4. INCUMBENCY CERTIFICATE. Each of the Lenders shall have received from each of the Borrowers an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized:
(i) to sign, in the
name and on behalf of such Borrower, each of the Loan Documents to which such Borrower is or is to become a party; (ii) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

       10.5. CERTIFICATES OF INSURANCE. The Agent shall have received certificates of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained.

       10.6. SETTLEMENT STATEMENT. The Agent shall have received from the Borrowers the most recent Settlement Statement.

       10.7. OPINION OF COUNSEL. Each of the Lenders and the Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lenders and the Agent, from Troutman Sanders LLP, counsel to the Borrowers and their Subsidiaries.

       10.8. PAYMENT OF FEES. The Borrowers shall have paid to the Lenders or the Agent, as appropriate, all fees, including the Agent's fee, due pursuant to Sections 5.1 and 5.2 and the terms of the Fee Letter, and the fees of counsel to the Agent incurred through and including the Closing Date.

       10.9. FINANCIAL STATEMENTS, ETC. The Agent shall have received (a) the consolidated balance sheet of Zale and its Subsidiaries as of the Balance Sheet Date, (b) the unaudited consolidated statement of income and consolidated statement of cash flow for Zale and its Subsidiaries, each for the fiscal quarter ended January 31, 1997, and (c) such other financial and other information as may be reasonably requested by the Agent.

       10.10. RECEIVABLES FACILITY DOCUMENTS. Each of the Agent and the Lenders shall be satisfied that the Amortization Commencement Date shall not have occurred. The Agent shall have received from the Receivables Purchase Agent an acknowledgment, reasonably satisfactory to the Agent and the Lenders in all respects, that this Credit Agreement replaces, as of the Closing Date, the Prior Credit Agreement, and shall constitute for all purposes the Working Capital Credit Agreement, as such term is defined in the Receivables Facility Documents.

       10.11 MATERIALLY ADVERSE CHANGES. There shall not have occurred or become known to any of the Lenders or the Agent any materially adverse change in the financial condition, operations or assets of the Borrowers and the Designated Subsidiaries, taken as a whole, since the Balance Sheet Date.

       10.12. PAYOFF AND TERMINATION OF PRIOR CREDIT AGREEMENT. The Agent shall have received a payoff letter from the agent under the Prior Credit Agreement (the "Prior Agent") indicating the amount of the loan obligations of the Borrowers to the Prior Agent and the Prior Lenders to be discharged on the Closing Date and an acknowledgment by such Prior Agent that upon receipt of such funds such Prior Credit Agreement shall be terminated in its entirety.

       10.13. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Lenders and to the Agent and the Agent's Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

       10.14. FURTHER ASSURANCES. All corporate and judicial proceedings and all instruments and agreements to be executed and/or delivered in connection with the transactions among the Borrowers, the Agent and the Lenders contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Agent and the Lenders, and the Agent and the Lenders shall have received all such information and documents or papers reasonably requested by the Agent and the Lenders (it being understood that certain accountants' work papers and certain litigation-related materials may be privileged and not disclosable to the Agent and the Lenders, but that the Agent and the Lenders and their professional advisors shall be able to discuss with the Borrowers and their professional advisors the matters covered by such privileged materials in a manner sufficient to enable the Lenders to complete their due diligence).

                       11.  CONDITIONS TO ALL BORROWINGS.

       The obligations of the Lenders to make any Loan, including the initial Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

       11.1 REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of any of the Borrowers and the Designated Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument required to be delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

       11.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

       11.3. GOVERNMENTAL REGULATION. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

       11.4. PAYMENT OF FEES. The Borrowers shall have paid all fees then due and payable by them under this Credit Agreement, the Fee Letter or any other Loan Document including the Agent's fees, the Letter of Credit Fees, and the commitment fees.

                   12.  EVENTS OF DEFAULT; ACCELERATION; ETC.

       12.1 EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

              (a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

              (b) the Borrowers shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fees, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days of the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

              (c) the Borrowers shall fail to comply with (i) any of their covenants contained in Section 7 (other than Sections 7.2, 7.3, or 7.7),
       Section 8 (other than Sections 8.1, 8.2, 8.3, 8.4(c), 8.7, 8.8 or 8.11)
       or 9; or (ii) any of their covenants contained in Sections 8.1, 8.2, 8.3 or 8.8 for more than five (5) days after the occurrence of such failure to comply;

              (d) the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 12.1) for thirty (30) days after written notice of such failure has been given to the Borrowers by the Agent;

              (e) any representation or warranty of the Borrowers in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

              (f) any of the Borrowers or the Designated Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received in excess of $10,000,000 in the aggregate, including, without limitation, in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received in excess of $10,000,000 in the aggregate, including, without limitation, in respect of any Capitalized Leases, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

              (g) either of the Borrowers or any Subsidiary of Zale shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Borrower or such Subsidiary of Zale, or of any substantial part of the assets of such Borrower or such Subsidiary of Zale, or shall commence any case or other proceeding relating to such Borrower or such Subsidiary of Zale under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Borrower or such Subsidiary of Zale and such Borrower or such Subsidiary of Zale shall indicate its written approval thereof, written consent thereto or formal acquiescence therein;

              (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating either of the Borrowers or any Subsidiary of Zale bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of either of the Borrowers or any Subsidiary of Zale in any involuntary case under federal bankruptcy laws as now or hereafter constituted or, if earlier, sixty (60) days shall pass from the date of filing of such involuntary case without the dismissal thereof;

              (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against either of the Borrowers or any Subsidiary of Zale that, with other outstanding final judgments, undischarged, against either of the Borrowers or any Subsidiary of Zale exceeds in the aggregate $2,500,000;

              (j) any of the Loan Documents shall be canceled, terminated, revoked or rescinded other than with the express prior written agreement, consent or approval of the requisite Lenders in accordance with Section 25, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of either of the Borrowers party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any material provision of one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

              (k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event would reasonably be expected to result in liability of either Borrower or any Designated Subsidiary to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably would constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

              (l) either of the Borrowers or any Designated Subsidiary shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any significant part of its domestic business in the continental United States and such order shall continue in effect for more than thirty (30) days;

              (m) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of either of the Borrowers or any Designated Subsidiary if such event or circumstance is not covered by business interruption insurance and would have a materially adverse effect on the business or financial condition of the Borrowers and the Designated Subsidiaries taken as a whole;

              (n) Zale shall, at any time, legally or beneficially own less than one hundred percent (100%) of the issued and outstanding shares of the capital stock of Zale Delaware (unless Zale and Zale Delaware are merged or consolidated as permitted by Section 8.5.1 hereof);

              (o) there shall occur, an event which would allow any Receivables Facility to cease to purchase receivables or begin to amortize the underlying Indebtedness used to finance the purchase of receivables, in either case, prior to the date scheduled (or a date elected by the Borrowers, or either of them) under such Receivables Facility Documents; or

              (p) Any of the Borrowers or the Designated Subsidiaries shall make Distributions during any fiscal year in excess of the limitations set forth in Section 8.4(c), whether or not such Distributions were permitted by the terms of such clause at the time when made; provided, however, that any Distribution with respect to any fiscal year shall not be an Event of Default because of losses occurring after the end of the fiscal year in which such Distribution was made;

then, in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrowers, declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers; provided that in the event of any Event of Default specified in Sections 12.1(g) or 12.1(h), all such amounts shall become immediately due and payable automatically, without any requirement of notice from the Agent or any Lender, and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

       12.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in Section 12.1(g) or Section 12.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Lenders shall, by notice to the Borrowers specifying the applicable Event of Default or Events of Default, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrowers of any of the Obligations or, without in any way limiting any rights of any of the Agent or the Lenders to exercise any remedies available to them hereunder or under any of the other Loan Documents or at law or in equity, or relieve the Agent or any Lender of common law, if any, or contractual confidentiality obligations to the Borrowers.

       12.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 12.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note or the purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

       12.4. CASH COLLATERAL TO SECURE OUTSTANDING LETTERS OF CREDIT. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 12.1, the Agent may, or at the request of the Majority Lenders shall, require the Borrowers to furnish upon one day's notice cash collateral to secure the Borrowers' Obligations with respect to any Letters of Credit at the time outstanding in an amount equal to one hundred percent (100%) of the Maximum Drawing Amount of each such Letter of Credit as of such date and according to a Cash Collateral Agreement.

       12.5. REPAYMENTS OF LOANS AND DISTRIBUTION OF PROCEEDS AFTER EVENT OF DEFAULT. In the event that following the occurrence and during the continuance of an Event of Default, the Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:

              (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent, for the benefit of the Lenders, under this Credit Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

              (b) Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that (i) distributions in respect of such obligations shall be made pari passu among Obligations with respect to the Agents' fees payable pursuant to
       Section 5.2 and the Fee Letter and all other Obligations and (ii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Lenders pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

              (c) Third, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

                                  13.  SETOFF.

       Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders or the Agent to the Borrowers may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or, as the case may be, constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or, as the case may be, constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from either of the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or, as the case may be, constituting Reimbursement Obligations owed to, such Lender, by proceedings against the Borrowers at law or in equity in accordance with the terms of this Credit Agreement, or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or, as the case may be, Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by or, as the case may be, Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or, as the case may be, Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be promptly rescinded and the amount promptly restored to the extent of such recovery, but without interest.

                                14.  THE AGENT.

       14.2  AUTHORIZATION.

              (a) The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

              (b) The relationship between the Agent and each of the Lenders is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Lenders.

              (c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Agent.

       14.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

       14.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.

       14.4 NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrowers or any of their Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrowers or any of their Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

       14.5.  PAYMENTS.

              14.5.1. PAYMENTS TO AGENT. A payment by the Borrowers to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

              14.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

              14.5.3. DELINQUENT LENDERS. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of Section 13 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

       14.6. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

       14.7. INDEMNITY. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrowers as required by Section 15), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

       14.8. AGENT AS LENDER. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

       14.9. RESIGNATION; REMOVAL. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation and which, unless an Event of Default shall have occurred and be continuing, shall be reasonably acceptable to the Borrowers. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. The Agent may be removed by a vote of the Majority Lenders for cause or in the event that FNBB shall have entered into assignments of its interest under this Credit Agreement resulting in its Commitment being reduced to an amount less than $10,000,000. In the event of any such removal of the Agent pursuant to the foregoing sentence, the provisions of this Section 14.9 shall apply to the appointment of a successor.

       14.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof, but it shall have no liability for failure to do so. The Agent hereby agrees that upon receipt of any notice under this Section 14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

                                 15.  EXPENSES.

       The Borrowers jointly and severally agree to pay (i) the reasonable costs of the Agent or the Arranger of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein; (ii) any taxes (including any interest and penalties in respect thereof) payable by the Agent, the Arranger or any of the Lenders (other than taxes based upon the Agent's, the Arranger's or any Lender's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Agent, the Arranger and each Lender with respect thereto); (iii) the reasonable fees, expenses and disbursements of the Agent's Special Counsel incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder; (iv) the reasonable fees, expenses and disbursements of the Agent and the Arranger incurred by the Agent or the Arranger in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein; (v) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger or any Lender in connection with periodic field examinations, monitoring of assets, and otherwise in maintaining and monitoring the transactions contemplated hereby, in each case in accordance with the terms of this Credit Agreement; and (vi) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Lender, the Agent or the Arranger) incurred by any Lender, the Agent or the Arranger in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's, the Agent's or the Arranger's relationship with the Borrowers or any of their Subsidiaries. The covenants of this Section 15 shall survive payment or satisfaction of all other Obligations.

                             16.  INDEMNIFICATION.

       The Borrowers jointly and severally agree to indemnify and hold harmless the Agent, the Arranger and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character, arising out of (a) this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby or any actual or proposed use by the Borrowers of the proceeds of any of the Loans or Letters of Credit, (b) the Borrowers entering into or performing this Credit Agreement or any of the other Loan Documents,
(c) with respect to the Borrowers, the Designated Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), or (d) any sales, use, transfer, documentary and stamp taxes (but excluding any taxes based upon or measured by the income or profits of any Lender, the Arranger or the Agent) and any recording and filing fees paid by the Agent, the Arranger or the Lenders and which arise by reason of the transactions contemplated hereby or by any of the other Loan Documents, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that such indemnity shall not apply to the portion, if any, of any such losses, claims, damages, liabilities or related expenses of any Person seeking indemnification that is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such Person seeking indemnification; and provided further that such indemnity shall not apply to the portion, if any, of any losses, claims, damages, liabilities or related expenses of any Lender resulting solely and directly from any breach by such Lender of its obligations under this Credit Agreement. In litigation, or the preparation therefor, the Lenders, the Arranger and the Agent shall be entitled to select counsel to act on behalf of the Lenders, the Arranger and the Agent and, in addition to the foregoing indemnity, the Borrowers jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel; provided, however, that in the event of any conflict of interest between or among any Lender, the Arranger and the Agent, the Person or Persons with such conflict of interest shall be entitled to select its or their own counsel (which counsel may be the employee of such Person or Persons), and, in addition to the foregoing indemnity, the Borrowers also jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that, the obligations of the Borrowers under this Section 16 are unenforceable for any reason, each of the Borrowers hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this
Section 16 shall survive payment or satisfaction in full of all other
Obligations.

                        17.  SURVIVAL OF COVENANTS, ETC.

       All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers or any of the Designated Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.

                       18.  ASSIGNMENT AND PARTICIPATION.

       18.1. CONDITIONS TO ASSIGNMENT BY LENDERS. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) the Agent shall have given its prior written consent to such assignment, (b)(i) so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall have given their prior written consent to such assignment, which consent will not be unreasonably withheld or delayed, and (ii) during the continuance of any Default or Event of Default, the Borrowers shall have given their prior written consent in the case of any such assignment to an Excluded Assignee, (c) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Credit Agreement, (d) each assignment shall be in an amount that is at least equal to $10,000,000, (e) no Lender shall enter into an assignment which would result in such Lender's Commitment being reduced to less than $10,000,000, except that any Lender may assign all of its rights and obligations under this Credit Agreement and reduce its Commitment to $0, and
(f) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 18.3, if applicable, be released from its obligations under this Credit Agreement. Notwithstanding the foregoing, any assigning Lender shall retain its rights to be indemnified pursuant to Section 16 hereof with respect to claims, actions and suits arising from events or circumstances occurring prior to the date of such assignment.

       18.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

              (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

              (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

              (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 6.4 and Section 7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

              (d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

              (e) such assignee represents and warrants that it is an Eligible Assignee;

              (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

              (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;

              (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

              (i) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

       18.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500, except in the case of any such assignment being made by any Lender to any of its affiliates.

       18.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this Section 18.4, the Borrowers shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders. The surrendered Notes shall be canceled and returned to the Borrowers.

       18.5. PARTICIPATIONS. Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $10,000,000, (ii) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, (iii) such participants shall not be entitled to the benefits of the yield protection and indemnification provisions contained in Sections 5.3, 5.7, 5.8 and 5.11 hereof, and (iv) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

       18.6. CONFIDENTIALITY. Each of the Lenders and the Agent agrees (on behalf of itself and each of its directors, officers, employees and representatives) that it will treat in confidence the information obtained pursuant to this Credit Agreement which is designated by the Borrowers, or either of them, as confidential and will not, without the consent of the Borrowers, disclose such information to any third party other than any employee, director, agent, attorney, accountant or other professional advisor of such Lender or the Agent who has agreed to keep such information confidential. Notwithstanding the foregoing, each of the Borrowers hereby authorizes each of the Agent and the Lenders to disclose information obtained pursuant to this Credit Agreement (a) to the Agent or any other Lender; (b) to other banks or financial institutions or other Persons who are assignees, participants or potential assignees or participants in the Obligations, so long as each such assignee or participant (or potential assignee or participant) first executes and delivers to the Agent or, as the case may be, such Lender, for the benefit of the Borrowers, a confidentiality agreement substantially in the form of Exhibit F hereto; (c) in response to any request or order of any court or other governmental or regulatory authority having jurisdiction over the Agent or such Lender or as may be otherwise required pursuant to any statute, rule, regulation, judicial process or other requirement of law; (d) to bank examiners, auditors and accountants, or (e) where such information has been publicly disclosed other than in breach of this Credit Agreement.

       18.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWERS. If any assignee Lender is an Affiliate of either of the Borrowers, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section
12.1 or Section 12.2, and the determination of the Majority Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is either of the Borrowers or an Affiliate of either of the Borrowers, then such transferor Lender shall promptly notify the Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section
12.1 or Section 12.2 to the extent that such participation is beneficially owned by either of the Borrowers or any Affiliate of either of the Borrowers, and the determination of the Majority Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.

       18.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 16 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 18 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

       18.9. ASSIGNMENT BY BORROWERS. Neither of the Borrowers shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

                               19.  NOTICES, ETC.

       Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

              (a) if to either of the Borrowers, at 901 W. Walnut Hill Lane, Irving, Texas 75038-1003, Attention: Sue Gove, Senior Vice President and Treasurer, or at such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice with a copy to John C. Beane, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, GA 30308-2216;

              (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Judith C.E. Kelly, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice with a copy to Robert A.J. Barry, Jr., Bingham, Dana & Gould LLP, 150 Federal Street, Boston, MA 02110; and

              (c)  if to any Lender, at such Lender's address set forth on
       Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

       Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

                              20.  GOVERNING LAW.

       THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE

TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                 21.  HEADINGS.

       The captions in this Credit Agreement and in the table of contents hereto are for convenience of reference only and shall not define or limit the provisions hereof.

                               22.  COUNTERPARTS.

       This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                          23.  ENTIRE AGREEMENT, ETC.

       The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 25.

                           24.  WAIVER OF JURY TRIAL.

       THE PARTIES HERETO HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWERS (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY,

AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

                    25.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

       Any consent or approval required or permitted by this Credit Agreement to be given by all of the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of each of the Borrowers and the written consent of the Majority Lenders. Notwithstanding the foregoing, the rate of interest and dates for payment on the Notes (other than interest accruing pursuant to Section 5.12 following the effective date of any waiver by the Majority Lenders of the Default or Event of Default relating thereto and except with respect to any automatic Performance Adjustments), the definition of Maturity Date, all rates of interest (except with respect to any automatic Performance Adjustments), the amount of the Commitments of the Lenders (except as contemplated by Section 2.3), and, except with respect to any automatic Performance Adjustments, the amount and dates for payment of commitment fees or Letter of Credit Fees hereunder may not be changed without the written consent of each of the Borrowers and the written consent of all of the Lenders; the definition of Majority Lenders may not be amended without the written consent of all of the Lenders; this Section 25 may not be amended without the written consent of all of the Lenders; no other provision of this Credit Agreement or the other Loan Documents specifically requiring the consent or approval of each of the Lenders may be amended without the written consent of each of the Lenders; and the amount of the Agent's fee or any Letter of Credit Fees payable for the Agent's account and Section 14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

                               26.  SEVERABILITY.

       The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

       IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                                        ZALE CORPORATION


                                        By: /s/ SUE E. GOVE
                                            -----------------------------------
                                            Name:  Sue E. Gove
                                            Title: Senior VP & Treasurer


                                        By: /s/ LOUIS J. GRABOWSKY
                                            -----------------------------------
                                            Name:  Louis J. Grabowsky
                                            Title: EVP - Finance & CFO


                                        ZALE DELAWARE, INC.

                                        By: /s/ SUE E. GOVE
                                            -----------------------------------
                                            Name:  Sue E. Gove
                                            Title: Senior VP & Treasurer


                                        By: /s/ LOUIS J. GRABOWSKY
                                            -----------------------------------
                                            Name:  Louis J. Grabowsky
                                            Title: EVP - Finance & CFO


                                        THE FIRST NATIONAL BANK
                                        OF BOSTON, individually and as Agent



                                        By: /s/ JUDITH C.E. KELLY
                                            -----------------------------------
                                            Name:  Judith C.E. Kelly
                                            Title: Vice President

                                        THE BANK OF NEW YORK

                                        By: /s/ CHARLOTTE SOHN
                                            -----------------------------------
                                            Name:  Charlotte Sohn
                                            Title: Vice President


                                        FLEET PRECIOUS METALS INC.

                                        By: /s/ JOHN M. REGAN
                                            -----------------------------------
                                            Name:  John M. Regan
                                            Title: Senior Vice President


                                        ABN AMRO BANK N.V., NEW YORK BRANCH

                                        By: /s/ JEFFREY SARFATY
                                            -----------------------------------
                                            Name:  Jeffrey Sarfaty
                                            Title: Vice President

                                        By: /s/ NED KOPPELSON
                                            -----------------------------------
                                            Name:  Ned Koppelson
                                            Title: Vice President


                                        CORESTATES BANK, N.A.

                                        By: /s/ RANDAL D. SOUTHERN
                                            -----------------------------------
                                            Name:  Randal D. Southern
                                            Title: Vice President

                                        THE BANK OF TOKYO-
                                         MITSUBISHI, LTD.,
                                         HOUSTON AGENCY

                                        By: /s/ JOHN M. MEARNS
                                            -----------------------------------
                                            Name:  John M. Mearns
                                            Title: Vice President & Manager


                                        BANK ONE, TEXAS, N.A.

                                        By: /s/ GINA A. NORRIS
                                            -----------------------------------
                                            Name:  Gina A. Norris
                                            Title: Vice President


                                        DEUTSCHE BANK AG,
                                         NEW YORK AND/OR CAYMAN
                                         ISLANDS BRANCH

                                        By: /s/ SUSAN M. O CONNOR
                                            -----------------------------------
                                            Name:  Susan M. O'Connor
                                            Title: Director


                                        By: /s/ DAVID H. KAHN
                                            -----------------------------------
                                            Name:  David H. Kahn
                                            Title: Assistant Vice President


                                        HIBERNIA NATIONAL BANK

                                        By: /s/ TROY J. VILLAFARRA
                                            -----------------------------------
                                            Name:  Troy J. Villafarra
                                            Title: Vice President

                                                                      EXHIBIT 4

                 LIST OF EXHIBITS & SCHEDULES TO LOAN AGREEMENT

o Credit Agreement

         EXHIBITS
         Exhibit A - Form of Note
         Exhibit B - Form of Loan Request
         Exhibit C - Form of Cash Collateral Agreement
         Exhibit D - Form of Compliance Certificate
         Exhibit E - Form of Assignment and Acceptance
         Exhibit F - Form of Confidentiality Agreement

         SCHEDULES*
         Schedule 1 - Lenders, Commitments, Commitment Percentages
         Schedule 2 - Tax Sharing Agreements
         Schedule 4.1.1 - Existing Letters of Credit
         Schedule 6.3 - Title to Properties
         Schedule 6.7 - Litigation
         Schedule 6.10 - Tax Status
         Schedule 6.14 - Certain Transactions
         Schedule 6.17 - Environmental Matters
         Schedule 6.18 - Subsidiaries/Joint Ventures
         Schedule 8.1(n) - Indebtedness
         Schedule 8.1(o) - Settlement Agreements
         Schedule 8.2 - Liens
         Schedule 8.3 - Investments
         Schedule 8.5(c) - Credit Card Bank Transactions
         Schedule 8.5(e) - Surplus Assets







* Items are omitted from this filing, but will be provided supplementally to the Commission upon request.

                                                                       EXHIBIT A

                                    NOTE

[$__________ ]                                                    March 31, 1997

       FOR VALUE RECEIVED, the undersigned ZALE DELAWARE, INC., a Delaware corporation ("Zale Delaware"), and ZALE CORPORATION, a Delaware corporation ("Zale", and together with Zale Delaware, the "Borrowers"), hereby jointly and severally promise to pay to the order of [NAME OF LENDER] (the "Lender") at the Agent's Head Office at 100 Federal Street, Boston, Massachusetts 02110:

              (a) prior to or on the Maturity Date (as hereinafter defined by reference) the principal amount of [ ___________ ] Dollars ($________ ) or, if less, the aggregate unpaid principal amount of Loans advanced by the Lender to the Borrowers pursuant to the Revolving Credit Agreement dated as of March 31, 1997 (as amended and in effect from time to time, the "Credit Agreement"), among the Borrowers, the Lender and other parties thereto; and

              (b) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the Maturity Date hereof at the times and at the rate provided in the Credit Agreement.

       This Note evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of each of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

       Each of the Borrowers irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

       The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

       If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

       No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

       Each of the Borrowers and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

       THIS NOTE AND THE OBLIGATIONS OF EACH OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

       This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

       IN WITNESS WHEREOF, each of the undersigned has caused this Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]



                                              ZALE DELAWARE, INC.

                                              By:
                                                  ------------------------------

                                                     Name:
                                                     Title:



                                              ZALE CORPORATION

                                              By:
                                                   -----------------------------
                                                     Name:
                                                     Title:

--------------------------------------------------------------------------------
                            Amount of            Balance of
            Amount       Principal Paid           Principal            Notation
Date        of Loan        or Prepaid              Unpaid              Made By:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                       EXHIBIT B

                                     [Date]

The First National Bank of Boston,
  as Agent
100 Federal Street
Boston, MA  02110

Re:    Request for Loan Under Revolving Credit Agreement dated as of
       March 31, 1997

Ladies and Gentlemen:

       We refer you to the Revolving Credit Agreement dated as of March 31, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Zale Delaware, Inc. ("Zale Delaware"), Zale Corporation ("Zale" and together with Zale Delaware, the "Borrowers"), the lending institutions from time to time parties thereto (the "Lenders"), and The First National Bank of Boston, as agent (in such capacity, the "Agent") for the Lenders. Capitalized terms used herein without definition have the meanings specified in the Credit Agreement.

       Pursuant to Section 2.6 of the Credit Agreement, the Borrowers hereby irrevocably request the following Loan:

       (a)    Principal Amount:

       (b)    Drawdown Date:

       (c)    Interest Period:

       (d)    Type of Loan:

       We understand that this request obligates us to accept the requested Loan on the specified Drawdown Date.

       The making of the requested Loan and the use of the proceeds thereof will in all respects be in compliance with the provisions of Regulation U.

       Each of the Borrowers hereby represents and warrants that all of the conditions set forth in [Section 10 and]* Section 11 of the Credit Agreement have been satisfied on the date of this Loan Request.

       No Default or Event of Default has occurred and is continuing and no Default or Event of Default would occur after giving effect to the requested Loan.



                                           ZALE DELAWARE, INC.


                                           By:
                                              --------------------------------
                                           Name:
                                           Title:


                                           ZALE CORPORATION



                                           By:
                                              --------------------------------
                                           Name:
                                           Title:





----------------------------

*  To be included in the case of the initial Loan

                                                                       EXHIBIT C




                                     [Date]


The First National Bank of Boston,
  as Agent
100 Federal Street
Boston, MA 02110

       Re:    CASH COLLATERAL AGREEMENT

Ladies and Gentlemen:

       We refer you to the Revolving Credit Agreement dated as of March 31, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Zale Delaware, Inc. ("Zale Delaware"), Zale Corporation ("Zale" and together with Zale Delaware, the "Borrowers"), the lending institutions from time to time parties thereto, and The First National Bank of Boston, as agent (in such capacity, the "Agent") for the Lenders. Capitalized terms used herein without definition have the meanings specified in the Credit Agreement.

       We have, as you know, executed and delivered to you certain letter of credit applications (as amended and in effect from time to time, the "Applications") with respect to your issuance on the respective dates set forth on Schedule A hereto for our account of the letters of credit in the face amounts and for the benefit of the parties set forth on Schedule A hereto (as amended and in effect from time to time, the "Credits"). All of our obligations owing by us to you hereunder or under the Credit Agreement or any of the other Loan Documents or arising under or in respect of the Applications or the Credits, whether contingent or otherwise, are hereinafter referred to, collectively, as the "Obligations."

       We have furnished to you a cash sum in the amount of [$__________ ] [100% of the Maximum Drawing Amount of such Credits] to be deposited into an interest bearing account with you entitled "The First National Bank of Boston as Collateral Pledgee for Zale Delaware, Inc. and Zale Corporation - Cash Collateral Account", Account [#___________ ] (the "Cash Collateral Account"). We agree that some or all of the funds from time to time in the Cash Collateral Account may be invested in time deposits, including, without limitation, certificates of deposit issued by you (such certificates of deposit or other time deposits being hereinafter referred to, collectively, as "Time Deposits"), which are satisfactory to you after consultation with us. Interest earned on the Cash Collateral Account and on the Time Deposits, and the principal of the Time Deposits at maturity which is not invested in new Time Deposits, shall be deposited in the Cash Collateral Account.

       Any cash sums deposited into the Cash Collateral Account shall be reduced or released if and to the extent that the Maximum Drawing Amount with respect to each applicable Credit has been reduced or such Credit has expired or been cancelled and all Unpaid Reimbursement Obligations and other amounts due or to become due with respect thereto have been paid, and we may thereafter withdraw from the Cash Collateral Account any such amounts (but only to the extent of any such reduction or release) from the Cash Collateral Account and shall be entitled to the return at our request of any Time Deposits (but only to the extent of any such reduction or release). Except as otherwise expressly set forth in the immediately preceding sentence, we shall have no right to withdraw any sums in the Cash Collateral Account or any Time Deposits or any proceeds of any thereof or to ask you to part with physical possession of any of the evidences of Time Deposits constituting instruments.

       In order to secure our payment and performance in full of all of the Obligations, we hereby assign to you, for the benefit of the Lenders and you, and grant to you, for the benefit of the Lenders and you, a security interest in and lien upon the Cash Collateral Account, all of the sums from time to time in the Cash Collateral Account, the Time Deposits, if any, and in any and all proceeds of any thereof, whether now or hereafter existing or arising. Upon our failure to pay any of the Obligations as and when due and payable, then, without any demand or notice of any kind, you shall have the rights and remedies of a secured party under the Uniform Commercial Code of the Commonwealth of Massachusetts and, in addition, you shall be entitled to debit the Cash Collateral Account in the amount of such Obligations in default and, to the extent that the amount of such Obligations in default exceeds the balance of the Cash Collateral Account, you may collect or redeem any Time Deposits issued by you for application to such Obligations, with any withdrawal penalties on any Time Deposits being considered a collection expense to be added to such Obligations.

       If you so elect, you shall be entitled to file a photocopy of this letter as a financing statement in any central or local Uniform Commercial Code filing offices where we have our chief executive office.

       Nothing contained in this letter shall constitute a commitment on your part further to extend or renew any of the Credits or otherwise to grant any additional credit facilities to us or to any of our subsidiaries or other affiliates.

       Any fees and disbursements of your legal counsel in connection with the preparation, execution or enforcement of this agreement shall be for our account.

       This agreement shall be governed by Massachusetts law and shall be construed as a sealed instrument under such law.

       If you agree to and accept the foregoing, please so indicate by executing and returning to us the enclosed duplicate of this letter.



                                           Sincerely yours,

                                           ZALE DELAWARE, INC.


                                           By:
                                              -------------------------------
                                           Name:
                                           Title:


                                           ZALE CORPORATION



                                           By:
                                              -------------------------------
                                           Name:
                                           Title:

ACCEPTED and AGREED
as of the date first
above written

THE FIRST NATIONAL BANK OF BOSTON,
  as Agent


By:
   ------------------------------------
Name:
Title:

                                                                      SCHEDULE A


 Letter of                 Issuance                 Face
 Credit Number             Date                     Amount           Beneficiary
 -------------             ----                     ------           -----------





                                                                       EXHIBIT D

                              ZALE DELAWARE, INC.
                                ZALE CORPORATION
                        Compliance Certificate, dated as
                           of _______________, under
                           Revolving Credit Agreement
                              dated as of March 31, 1997


       The undersigned, the [Chairman] [Chief Financial Officer] [Treasurer] [or Senior Vice President-Administration] of Zale Delaware, Inc. ("Zale Delaware") and Zale Corporation ("Zale" and together with Zale Delaware, the "Borrowers") respectively, each a Delaware corporation, hereby certifies on behalf of the Borrowers and each of their Subsidiaries (collectively, the Borrowers and such Subsidiaries are referred to herein as the "Zale Group") as of the date hereof the following:

       1. NO DEFAULTS. I have read a copy of the Revolving Credit Agreement dated as of March 31, 1997 (as amended and in effect from time to time, the "Credit Agreement") by and among the Borrowers, the lending institutions which are now or may from time to time become parties to the Credit Agreement (collectively, the "Lenders"), and The First National Bank of Boston, as agent for the Lenders (in such capacity, the "Agent"). Terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall apply herein. To the best of my knowledge and belief, neither of the Borrowers is in default in the performance or observance of any of the covenants, terms or provisions of the Credit Agreement nor is any member of the Zale Group in default in the performance or observance of any of the covenants, terms or provisions of any of the other Loan Documents to which such member of the Zale Group is a party. To the best of my knowledge and belief, no Default or Event of Default has occurred and is continuing. I have reviewed the representations and warranties of the Borrowers as set forth in
Section 6 of the Credit Agreement and affirm that they are true and correct in all material respects as of the date hereof except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents, and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that any such representation or warranty expressly relates to an earlier date. Attached hereto as Appendix I are all relevant calculations needed to determine whether the Zale Group is in compliance with Section 9 of the Credit Agreement.

       2. FINANCIAL STATEMENTS. Together with this Compliance Certificate, the Borrowers are delivering to the Agent and the Lenders the financial statements required pursuant to Section 7.4 of the Credit Agreement. The information contained in such financial statements fairly presents the financial position of the Zale Group on the date thereof and the results of operations of the Zale Group for the period covered thereby (subject, in the case of any unaudited financial statements, to year-end adjustments).

       IN WITNESS WHEREOF, the undersigned has duly executed this certificate on behalf of the Borrowers as of the date first set forth above.



                                       ZALE DELAWARE, INC.



                                       By:
                                          -------------------------------------
                                              Name:
                                              Title:


                                       ZALE CORPORATION



                                       By:
                                          -------------------------------------
                                              Name:
                                              Title:

                                   APPENDIX I

                              FINANCIAL COVENANTS

I.     SECTION 9.1 - CONSOLIDATED FUNDED DEBT TO CONSOLIDATED ADJUSTED EBITDA

       A.     Consolidated Funded Debt of Zale and its Subsidiaries
              as of the last day of the period of four consecutive fiscal quarters ending closest to the date specified below most
              recently ended (the aggregate amount of all
              Indebtedness relating to the borrowing of money
              of Zale and its Subsidiaries, on a consolidated basis,
              whether absolute or contingent, including, to the
              extent not included in such Indebtedness, all
              Capitalized Leases and all Indebtedness guaranteed
              by any of Zale or its Subsidiaries, but excluding, to the
              extent otherwise included in such Indebtedness, all
              Indebtedness incurred in respect of the
              Receivables Facility Documents)                          $
                                                                        -------


       B.     Consolidated Net Income of Zale and its Subsidiaries
              for the period of four consecutive fiscal quarters
              ending closest to the date specified below most
              recently ended                                           $
                                                                        -------


       C.     Depreciation expenses for Zale and its
              Subsidiaries for such period of four consecutive
              fiscal quarters                                          $
                                                                        -------


       D.     Amortization expenses for Zale and its
              Subsidiaries for such period of four consecutive
              fiscal quarters                                          $
                                                                        -------

       E.     Interest expenses for Zale and its Subsidiaries
              for such period of four consecutive fiscal
              quarters                                                 $
                                                                        -------

       F.     Total federal, state and local income tax
              expense for Zale and its Subsidiaries for
              such period of four consecutive fiscal quarters          $
                                                                        -------



       G.     Charges against Zale and its Subsidiaries resulting
              from the use of the LIFO method of inventory
              valuation for such period of four consecutive fiscal
              quarters                                                 $
                                                                        -------

       H.     Sum of items I.B - I.G                                   $
                                                                        -------

       I.     Amortization of fresh start credit of
              Zale and its Subsidiaries for such
              period of four consecutive fiscal quarters               $
                                                                        -------

       J.     Income earned by Zale and its Subsidiaries
              relating to the valuation of inventory by the
              LIFO method for such  period of four
              consecutive fiscal quarters                              $
                                                                        -------

       K.     Interest income for Zale and its Subsidiaries
              for such period of four consecutive fiscal quarters      $
                                                                        -------

       L. Total federal, state and local income tax benefits for Zale and its Subsidiaries for such period of

              four consecutive fiscal quarters                         $
                                                                        -------

       M.     Sum of items I.I - I.L                                   $
                                                                        -------

       N.     Consolidated EBITDA for such period of four
              consecutive fiscal quarters (item I.H minus item I.M)    $
                                                                        -------

       O.     Consolidated Adjusted EBITDA of Zale and its
              Subsidiaries for such period of four consecutive
              fiscal quarters (Consolidated EBITDA for such period,
              as set forth above in item I.N, but excluding the "net
              credit income" (consisting of income from private label
              credit cards net of all expenses associated with the
              management of such private label credit cards)
              of Zale and its Subsidiaries, as determined in a
              manner consistent with that used for the audited
              consolidated statement of income for the fiscal year
              ended as of the Balance Sheet Date)                      $
                                                                        -------

       P.     Ratio of item I.A to item I.O                     ____ : ____


       Q. Maximum ratio permitted for the period of four consecutive fiscal quarters ending closest to the dates set forth below:

              Date:                        Ratio:
              -----                        ------
              04/30/97                     2.00:1.00
              07/31/97                     2.00:1.00
              10/31/97                     2.25:1.00
              01/31/98                     2.00:1.00
              04/30/98                     2.00:1.00
              07/31/98                     2.00:1.00
              10/31/98                     2.25:1.00

              01/31/99                     2.00:1.00
              04/30/99                     2.00:1.00
              07/31/99                     2.00:1.00
              10/31/99                     2.00:1.00
              01/31/00                     2.00:1.00
              04/31/00                     2.00:1.00
              07/31/00                     2.00:1.00
              10/31/00                     2.00:1.00
              01/31/01                     2.00:1.00

II.    SECTION 9.2 - DEBT SERVICE

       A.     Consolidated EBITDA of Zale and its
              Subsidiaries, as set forth in item I.N above, for the
              period of four consecutive fiscal quarters ending
              closest to the date specified below most recently
              ended                                                $
                                                                    ------------

       B.     The aggregate amount of all federal income taxes
              paid in cash by Zale and its Subsidiaries during such
              period of four consecutive fiscal quarters           $
                                                                    ------------

       C.     Difference of item II.A minus item II.B              $
                                                                    ------------

       D.     Consolidated Total Debt Service for such
              period of four consecutive fiscal quarters           $
                                                                    ------------

       E.     Ratio of item II.C to item II.D                       ____ : ____

       F.     Minimum required ratio for any period
              of four consecutive fiscal quarters:                  2.50:1.00

III.   SECTION 9.3 - CONSOLIDATED TANGIBLE NET WORTH

       A.     Consolidated Total Assets as of the last
              day of the fiscal quarter most recently ended         $
                                                                    ---------


       B.     Consolidated Total Liabilities as of the last
              day of the fiscal quarter most recently ended         $
                                                                    ---------


       C.     Item III.A minus item III.B                           $
                                                                    ---------


       D.     Total book value of all intangible assets of
              Zale and its Subsidiaries as of the last day of
              the fiscal quarter most recently ended under
              generally accepted accounting principles              $
                                                                    ---------


       E.     All amounts representing a write-up in the book
              value of the assets of Zale and its Subsidiaries
              resulting from a revaluation of such assets
              subsequent to the Balance Sheet Date                  $
                                                                    ---------


       F.     All amounts representing deferred fresh
              start credit                                          $
                                                                    ---------


       G.     Item III.D plus item III.E plus item III.F            $
                                                                    ---------


       H.     Consolidated Tangible Net Worth
              (Item III.C minus item III.G)                         $
                                                                    ---------

       I.     Minimum required Consolidated Tangible Net
              Worth as of the fiscal quarter ending dates occurring closest to the following dates:

              Date:                        Amount:
              -----                        -------
              04/30/97                     $450,000,000
              07/31/97                     $450,000,000
              10/31/97                     $450,000,000
              01/31/98                     $525,000,000
              04/30/98                     $525,000,000
              07/31/98                     $525,000,000
              10/31/98                     $525,000,000
              01/31/99                     $600,000,000
              04/30/99                     $600,000,000
              07/31/99                     $600,000,000
              10/31/99                     $600,000,000
              01/31/00                     $650,000,000
              04/31/00                     $650,000,000
              07/31/00                     $650,000,000
              10/31/00                     $650,000,000
              01/31/01                     $650,000,000

IV.    SECTION 9.4 - CONSOLIDATED CAPITAL EXPENDITURES(1/)

       A.     Consolidated Capital Expenditures for the
              fiscal year covering the period closest to the
              period specified below most recently ended
              (excluding Consolidated Capital Expenditures
              incurred in connection with acquisitions of
              stock or assets permitted by Section 8.5.1 of the
              Credit Agreement)                                     $
                                                                    ---------

       B.     Amount of unutilized Consolidated Capital
              Expenditures from the fiscal year immediately
              preceding such fiscal year most recently
              ended (up to $10,000,000)                             $
                                                                    ---------





--------------

(1/) To be completed for certificates delivered at the end of each fiscal year of Zale.

       C. Maximum Consolidated Capital Expenditures permitted for the following periods (difference of item IV.A minus item IV.B not to exceed the applicable Maximum Amount set forth below):

              Period:                      Maximum Amount:
              -------                      --------------
              8/1/96 - 7/31/97             $65,000,000
              8/1/97 - 7/31/98             $80,000,000
              8/1/98 - 7/31/99             $80,000,000
              8/1/99 - 7/31/00             $75,000,000




V.     SECTION 9.5 - TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO

       A.     Consolidated Total Liabilities as of the last
              day of the fiscal quarter most recently ended         $
                                                                    ---------


       B.     Consolidated Tangible Net Worth, as set forth
              in Item III.H above,  as of the last day of the
              fiscal quarter most recently ended                    $
                                                                    ---------


       C.     Maximum permitted ratio as of any fiscal
              quarter ending date:                                  2.00:1.00

VI.    SECTION 9.6 - RECEIVABLES ADVANCE RATE UNDER RECEIVABLES PURCHASE
AGREEMENT

       A.     Receivables Advance Rate under Receivables Purchase
              Agreement as of the last day of the fiscal
              quarter most recently ended                                 %
                                                                    ------

       B.     Minimum required Receivables Advance Rate                 65%


                                                                       EXHIBIT E

                           ASSIGNMENT AND ACCEPTANCE

DATED AS OF [ ______________ ]

       REFERENCE IS MADE TO THE REVOLVING CREDIT AGREEMENT, DATED AS OF MARCH 31, 1997 (AS FROM TIME TO TIME AMENDED AND IN EFFECT, THE "CREDIT AGREEMENT"), BY AND AMONG ZALE DELAWARE, INC., a Delaware corporation ("Zale Delaware"), ZALE CORPORATION, a Delaware corporation ("Zale" and together with Zale Delaware, the "Borrowers"), the banking institutions referred to therein as LENDERS (collectively, the "Lenders"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association, as agent (in such capacity, the "Agent") for the Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

       [ASSIGNOR] (the "Assignor") and [ASSIGNEE] (the "Assignee") hereby agree as follows:

       0.1 ASSIGNMENT. Subject to the terms and conditions of this Assignment and Acceptance, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes, without recourse to the Assignor, a [$_________ ] interest in and to the rights, benefits, indemnities and obligations of the Assignor under the Credit Agreement equal to [ ___%] in respect of the Total Commitment immediately prior to the Effective Date (as hereinafter defined).

       0.2 ASSIGNOR'S REPRESENTATIONS. The Assignor (i) represents and warrants that (A) it is legally authorized to enter into this Assignment and Acceptance, (B) as of the date hereof, its Commitment is [$__________ ], its Commitment Percentage is [ ___%], the aggregate outstanding principal balance of its Loans equals [$__________ ], and the aggregate amount of its Letter of Credit Participations equals [$__________ ] (in each case before giving effect to the assignment contemplated hereby and without giving effect to any contemplated assignments which have not yet become effective), and (C) immediately after giving effect to all assignments which have not yet become effective, the Assignor's Commitment Percentage will be sufficient to give effect to this Assignment and Acceptance, (ii) makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto or the attachment, perfection or priority of any security interest or mortgage, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder free and clear of any claim or encumbrance;
(iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of either of the Borrowers or any of their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by either of the Borrowers or any of their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under the Credit Agreement or any of the other Loan Documents or any other instrument or document delivered or executed pursuant thereto; and
(iv) attaches hereto the Note delivered to it under the Credit Agreement. The Assignor requests that the Borrowers exchange the Assignor's Note for [a] new Note[s] payable to [the Assignor and] the Assignee as follows:

       Note[s] Payable to
         the Order of:                    Amount of Note:
       -----------------                  ---------------

       [Assignor                          [$_____________ ]]
       Assignee                           [$_____________ ]

       0.3 ASSIGNEE'S REPRESENTATIONS. The Assignee (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Acceptance, (B) the execution, delivery and performance of this Assignment and Acceptance do not conflict with any provision of law or of the charter or by-laws of the Assignee, or of any agreement binding on the Assignee, (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and

Acceptance, and to render the same the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 6.4 thereof or delivered pursuant to Section 7.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;
(iv) represents and warrants that it is an Eligible Assignee; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) acknowledges that it has made arrangements with the Assignor satisfactory to the Assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

       0.4 EFFECTIVE DATE. The effective date for this Assignment and Acceptance shall be [ __________________ ] (the "Effective Date"). Following the execution of this Assignment and Acceptance and, so long as no Default or Event of Default shall have occurred and be continuing, the consent of the Borrowers hereto having been obtained, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance by the Agent and recording in the Register by the Agent.


       0.5 RIGHTS UNDER CREDIT AGREEMENT. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, with respect to that portion of its interest under the Credit Agreement assigned hereunder, relinquish its rights and be released from its obligations under the Credit Agreement; provided, however, that the Assignor shall retain its rights to be indemnified pursuant to Section 16 of the Credit Agreement with respect to any claims or actions arising prior to the Effective Date.


       0.6 PAYMENTS. Upon such acceptance of this Assignment and Acceptance by the Agent and such recording, from and after the Effective Date, the Agent shall make all payments in respect of the rights and interests assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make any appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this assignment directly between themselves.


       0.7 GOVERNING LAW. THIS ASSIGNMENT AND ACCEPTANCE IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

       0.8 COUNTERPARTS. This Assignment and Acceptance may be executed in any number of counterparts which shall together constitute but one and the same agreement.


       0.9 NOTICES. The Assignee hereby specifies the office set forth beneath its name on the signature page hereof as its address for all notices to be given hereunder or under any of the Loan Documents.

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Acceptance to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.



                                   [ASSIGNOR]

                                   By:
                                      ------------------------------------------
                                       Name:

                                       Title:


                                   [ASSIGNEE]

                                   By:
                                      ------------------------------------------
                                       Name:

                                       Title:

                                       Address:
                                                 -------------------------------

                                         ---------------------------------------

CONSENTED TO:

ZALE DELAWARE, INC.


By:
   -------------------------------------
   Name:

   Title:


ZALE CORPORATION


By:
   -------------------------------------
   Name:

   Title:



THE FIRST NATIONAL BANK
 OF BOSTON, as Agent



By:
   -------------------------------------
   Name:

   Title:

                                                                       EXHIBIT F

                          CONFIDENTIALITY AGREEMENT


                                    [Date]


[Insert Name and Address
  of Participant or
  Prospective Participant
  or Assignee or Prospective
  Assignee]

            Re: Revolving Credit Agreement dated as of March 31, 1997 (as amended, modified, supplemented and in effect from time to time, the "Credit Agreement"), among Zale Corporation ("Zale"), Zale Delaware, Inc. ("Zale Delaware" and together with Zale, the "Borrowers"), the lenders named therein (the "Lenders"), and The First National Bank of Boston, as agent (in such capacity, the "Agent") for the Lenders

Ladies and Gentlemen:

        As a Lender party to the Credit Agreement, we have agreed with the Borrowers, and each of them, pursuant to Section 18.6 of the Credit Agreement to keep confidential, except as otherwise provided therein, certain non-public information provided by the Borrowers, or either of them, to us pursuant to the Credit Agreement and designated by the Borrowers as confidential (such information, the "Information").

        As provided in said Section 18.6, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Credit Agreement)] [assignee Lender], with certain of such Information subject to the execution and delivery by you, prior to receiving such Information, of a Confidentiality Agreement in this form. Such Information will not be made available to you until your execution and delivery to us of this Confidentiality Agreement.

        Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your directors, officers, employees and representatives) that (A) such Information will not be used by you except in connection with the proposed [participation] [assignment] mentioned above and (B) you shall keep such Information confidential and will not disclose such Information to any third party other than any employee, director, agent, attorney, accountant or other professional advisor of yours who has agreed to keep such Information confidential; provided that nothing herein shall limit the disclosure of any such Information by you (i) to the Agent or any Lender, (ii) to other banks or financial institutions which are assignees, participants or potential assignees or participants in the Loans (as defined in the Credit Agreement) so long as each such assignee or participant (or potential assignee or participant) first executes and delivers to you, for the benefit of the Borrowers, a Confidentiality Agreement substantially in the form hereof, (iii) in response to any request or order of any court or other governmental or regulatory authority having jurisdiction over you or as may be otherwise required pursuant to any statute, rule, regulation, judicial process or other requirement of law, (iv) to bank examiners, auditors or accountants, or (v) where such Information has been publicly disclosed other than in breach of this Confidentiality Agreement.

        The foregoing provisions of this Confidentiality Agreement are for the benefit of you and the Borrowers, and each of them. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law provisions. This Confidentiality Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

        Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality Agreement and returning the same to us.


                                                Very truly yours,

                                                [INSERT NAME OF LENDER]


                                                By:
                                                   ---------------------------
                                                Name:
                                                Title:

The foregoing is agreed to
as of the date of this letter:

[INSERT NAME OF PARTICIPANT
OR PROSPECTIVE PARTICIPANT
OR ASSIGNEE OR PROSPECTIVE
ASSIGNEE]

By:
   --------------------------
Name:
Title: